PURCHASE AND ASSUMPTION AGREEMENT

     Agreement, dated as of June 18, 1996, between USTrust, a Massachusetts trust company with its principal offices at 40 Court Street, Boston, Massachusetts 02108 ("Purchaser"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association with its principal offices at 100 Federal Street, Boston, Massachusetts 02110 ("Seller").

     WHEREAS, Bank of Boston Corporation, a Massachusetts Corporation and the parent of Seller ("Bank of Boston Corporation"), and BayBanks, Inc., a Massachusetts corporation ("BayBanks, Inc."), have entered into an Agreement and Plan of Merger, dated as of December 12, 1995 (the "Merger Agreement"), pursuant to which BayBank, N. A. ("BayBank") will become an indirect wholly-owned subsidiary of Bank of Boston Corporation as a result of the merger of BayBanks, Inc. with and into Boston Merger Corp., a Massachusetts corporation wholly-owned by Bank of Boston Corporation (the "Merger");

     WHEREAS, Seller and BayBank have entered into a Plan of Reorganization and Agreement to Merge, dated March 28, 1996, pursuant to which such parties have agreed that, after the Merger, BayBank will merge with and into the Seller with the Seller being the surviving entity (the "Bank Merger");

     WHEREAS, Seller desires to sell, and Purchaser desires to acquire, in accordance with the terms and provisions of this Agreement, certain assets of Seller and certain assets of BayBank which will be initially acquired indirectly by Bank of Boston Corporation as a result of the Merger and which will be subsequently acquired by the Seller as a result of the Bank Merger;

     WHEREAS, Seller desires to assign to Purchaser, and Purchaser desires to assume from Seller, in accordance with the terms and provisions of this Agreement, certain liabilities of Seller and certain liabilities of BayBank which will be initially acquired indirectly by Bank of Boston Corporation as a result of the Merger and which will be subsequently acquired by the Seller as a result of the Bank Merger; and

     WHEREAS, Bank of Boston Corporation, as the initial indirect acquiror of the assets and liabilities of BayBank to be transferred to Purchaser hereunder, desires to join this Agreement for the sole purpose of agreeing to cause such assets and liabilities to be transferred to Purchaser in accordance with the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions set forth herein, Seller and Purchaser agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Section 1.1. Defined Terms. As used herein, the following terms shall have the following meanings:

     "Accrued Interest" shall mean (a) with respect to the Deposit Liabilities, the interest or dividends that have been accrued but not paid or credited on the Deposit Liabilities, and (b) with respect to the Loans and the Advance Accounts, interest, fees, costs and other charges that have accrued on or been charged to the Loans or the Advance Accounts but not paid by the applicable borrower, or any guarantor, surety or other obligor therefor, or otherwise collected by offset, recourse to collateral or otherwise.

     "ADA" shall mean the Americans with Disabilities Act of 1990, as amended.

     "Additional Loans" shall have the meaning specified in Section 2.4.

     "Adjusted  Payment  Amount"  shall have the  meaning  specified  in Section
3.3(a).

     "Advance Accounts" shall mean all overdraft lines of credit to customers of the Branches pursuant to customer agreements with respect to such lines in connection with their opening or maintaining of Deposits transferred to Purchaser pursuant hereto, plus any and all Accrued Interest thereon.

     "Affiliate" shall mean as to any Person, a Person controlled by, controlling or under common control with, the former Person, or a director, officer, partner, joint venturer or member of the former Person or the latter Person.

     "Agency Agreement" shall have the meaning specified in Section 2.3.

     "Appraised Value" shall have the meaning specified in Section 14.4(e).

      "Assets" shall have the meaning specified in Section 2.1

     "Assignment and Assumption  Agreement" shall have the meaning  specified in
Section 5.3(c).

     "Assumed Liabilities" shall have the meaning specified in Section 2.2.

     "Bank of Boston Corporation" shall have the meaning specified in the recitals hereto.

     "Bank Merger" shall have the meaning specified in the recitals hereto.

     "BayBank" shall have the meaning specified in the recitals hereto.

     "BayBanks, Inc." shall have the meaning specified in the recitals hereto.

     "BKB Separation Pay Plan" means the Bank of Boston Separation Pay Plan as originally established effective as of June 15, 1996.

     "Board" shall mean the Board of Governors of the Federal Reserve System.

     "Branch Customers" shall mean, collectively, the Persons named as the owners of the deposit accounts relating to the Deposits, the primary obligors under the Loans and the parties to Safe Deposit Agreements with the Seller (and, prior to the Bank Merger, BayBank).

     "Branch Employees" shall mean the employees of the Seller (and, prior to the Bank Merger, BayBank) listed on Schedule 1.1(b) attached hereto, and any replacement in the ordinary course of business and consistent with past practices of employees who shall leave Seller's or BayBank's employ between the date hereof and the Transfer Date or fail to qualify for an offer of employment under Section 11.6. Any replacement, if then employed by Seller, shall have a performance rating of "meets expectations" or its equivalent. Schedule 1.1(b) will be updated every forty-five (45) days prior to the Closing Date.

     "Branch Leases" shall mean the leases for the Branches listed on Schedule 1.1(d) attached hereto.

     "Branch Related Employees" shall mean such other employees of Seller (and, prior to the Bank Merger, BayBank) involved in branch management, administration and operations or small business or commercial lending, as shall be designated by Seller from time to time hereafter in writing to Purchaser for possible interviews for employment with Purchaser.

     "Branches" shall mean the branches of Seller (and, prior to the Bank Merger, BayBank) listed on Schedule 1.1(c) attached hereto.

     "Business Day" shall mean any day other than a Saturday or Sunday or a day on which banks are authorized or required to close in the Commonwealth of Massachusetts.

     "Cash on Hand" shall mean all petty cash, vault and teller cash and cash in automated teller machines located at the Branches (including foreign currency), in each case as of the close of business at the respective Branch (6:00 p.m. for each automated teller machine) on the Closing Date; as determined by an audit conducted jointly by one or more employees of Seller and one or more employees of Purchaser.

     "CERCLA" shall mean Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

     "Closing" shall mean the consummation of the purchase of the Assets and the assumption of the Assumed Liabilities by the Purchaser pursuant hereto, subject only to the payment of the Estimated Payment Amount and to the other actions scheduled to occur on the Transfer Date.

     "Closing Date" shall have the meaning specified in Section 5.1.

     "Commercial Loans" shall mean, as of any date, loans which would be reported by Seller (or, prior to the Bank Merger, BayBank) pursuant to the instructions to Schedule RC-C to its or their Consolidated Reports of Condition and Income for a Bank with Domestic and Foreign Offices (or any successor regulatory report thereto) as "commercial and industrial loans" if such loans were held as of the end of a calendar quarter.

     "Competitive Businesses" shall have the meaning specified in Section 10.4.

     "Confidentiality Agreements" shall mean (a) the Confidentiality Agreement, dated as of June 3, 1996, between Bank of Boston Corporation and the Purchaser and (b) the Confidentiality Agreement, dated as of June 5, 1996 between BayBanks, Inc. and the Purchaser.

     "Damages" shall have the meaning specified in Section 13.1.

     "Deposits" shall mean, as of the Transfer Date, the deposits (as such term is defined under Section 3(l) of the FDIA) with respect to (a) accounts which, as of the date hereof, are booked by Seller or BayBank at the Branches or which shall be allocated to the Branches by Seller or BayBank in connection with the sale of the Loans pursuant to Section 2.1 hereof, including without limitation, deposits in accounts maintained pursuant to IRAs and Keogh Plans containing only deposits (other than deposits in the form of stocks, bonds, mutual funds or other securities) and (b) the additional accounts opened at the Branches after the date hereof, including in each case collected and uncollected deposits and Accrued Interest, except that Deposits shall not include the Excluded Deposits.

     "Deposit Liabilities" shall mean the obligation to pay the principal balances of, and Accrued Interest on, all accounts relating to the Deposits substantially in accordance with the terms and provisions of the contracts or relationships by which such accounts were created or as otherwise required by applicable laws, regulations, rulings and orders.

     "Draft Closing Statement" shall have the meaning specified in Section 3.2.

     "Encumbrances" shall mean all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, except for statutory liens securing tax payments not yet due and easements, restrictions and agreements which do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair business operations at such properties.

     "Environmental Consultant" shall have the meaning specified in Section 12.1

     "Environmental Due Diligence Date" shall mean the forty-fifth (45th) day following the execution hereof or, if such day shall not be a Business Day, the next Business Day thereafter.

     "Environmental Due Diligence Period" shall mean the period commencing on the date hereof and ending on the Environmental Due Diligence Date.

     "Environmental Hazard" shall mean any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, or any oil, petroleum, or petroleum product, as defined in or pursuant to RCRA, CERCLA, the Federal Clean Water Act, as amended, or any other federal, state, or local environmental law, regulation, ordinance, rule, or by-law, whether existing as of the date hereof or previously or subsequently enacted.

     "Environmental Law" shall mean CERCLA and RCRA and similar state environmental laws.

     "Estimated Payment Amount" shall have the meaning specified in Section 3.2.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Purchase Price" shall have the meaning specified in Section 3.2.

     "Excluded Commercial Products and Services" shall have the meaning specified in the definition of Related Commercial Products and Services.

     "Excluded Consumer Products and Services" shall mean consumer loan, trust, credit card, brokerage, mutual fund, private banking and other consumer financial services relationships offered or performed by the Seller at the Branches other than consumer products or services comprising the Assets and Assumed Liabilities.

     "Excluded Deposits" shall mean (a) deposits with respect to accounts which are booked or allocated by Seller or BayBank at any Branch and are held by Seller or BayBank under or pursuant to any judgment, decree or order of any court; (b) deposits with respect to accounts which are booked or allocated by Seller or BayBank at any Branch and which are registered in the name of a trust for which Seller or BayBank serves as trustee (other than IRA and Keogh Plan deposits); (c) deposits with respect to accounts which are booked at or allocated by Seller or BayBank to any Branch and for which Seller or BayBank serves as guardian or custodian (other than IRA and Keogh Plan deposits); (d) deposits securing, guaranteeing or otherwise relating to Excluded Loans; (e) other deposits which are designated by Seller and agreed to by Purchaser as "Excluded Deposits" on Schedule 1.1(e)(i) to be delivered to Purchaser prior to the Closing, in each case as of the Transfer Date, (f) deposits secured by assets of Seller that are not being transferred to the Purchaser pursuant to
Section 2.1 and (g) deposits of customers who have, or whose related businesses have, significant business relationships with other offices of Seller, which deposits are designated by Seller and consented to by Purchaser on Schedule 1.1(e)(ii).

     "Excluded Loans" shall have the meaning specified in Section 2.4.

     "Excluded Personalty" shall mean (a) artwork, supplies, signs, trade fixtures or equipment specifically identifying or relating to Seller (or, prior to the Bank Merger, BayBank) or any of its Affiliates located at the Branches,
(b) software, source and object code, user manuals and related documents and all updates, upgrades or other revisions thereto and all copies or duplicates thereof, (c) copying machines, facsimile machines, scanners, computers, printers, modems, peripheral equipment and teller station computer hardware located at the Branches, (d) any personal property leased by Seller (or, prior to the Bank Merger, BayBank) located at the Branches (e) any proprietary branch automation and systems, (f) any racks, stands, displays and other merchandising related personal property and (g) any other personal property of Seller (or, prior to the Bank Merger, BayBank) located at the Branches identified as "Excluded Personalty" on Schedule 1.1(g), less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of the Branches through the Transfer Date.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Funds Rate" shall mean, for the period involved, the average of the interest rates for each day of the period set forth in H.15(519) opposite the caption "Federal Funds (Effective)". H.15(519) means the weekly statistical release designated as such, or any successor publication, published by the Board.

     "Final" as applied to any governmental order or action, shall mean that such order or action has not been stayed, vacated or otherwise rendered ineffective and either (a) the time period for taking an appeal therefrom shall have passed without an appeal therefrom having been taken, or (b) if any such appeal shall have been dismissed or resolved, all applicable periods for further appeal of such order or action shall have passed.

     "Final Approval Date" shall mean, with respect to the transactions contemplated hereby, the date upon which the last of the following has occurred
(a) all Regulatory Approvals have been obtained; (b) all applicable regulatory notices which are required to be published or given prior to the consummation of the transactions contemplated hereby have been published or given; (c) all applicable regulatory reports have been filed; and (d) all applicable regulatory comment and waiting periods have expired.

     "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

     "IRA" shall mean an Individual Retirement Account.

     "IRS" shall mean the Internal Revenue Service.

     "Items" shall have the meaning specified in Section 15.1.

     "Landlord Consents" shall have the meaning specified in Section 5.3(e).

     "Landlord Estoppel" shall have the meaning specified in Section 5.3(f).

     "Lease Agreement" shall mean a lease entered into pursuant to Sections 2.1(b) or 12.1 upon such specific terms and conditions as are contemplated by such Sections and such other terms and conditions as are customary and reasonable in a "triple net" lease of a bank branch facility.

     "Lease Assignment" shall have the meaning specified in Section 5.3(d).

     "Loan Value" shall mean, as of any date, the unpaid principal balance of the Loans plus Accrued Interest thereon.

     "Loans" shall mean, collectively (a) the loans described on a Schedule of Commercial Loans (the "Schedule of Commercial Loans") to be delivered by Seller to Purchaser on or before June 30, 1996 having an aggregate principal amount of approximately $127.5 million and comprised of (i) Commercial Loans booked at or allocated to the Branches, identified on Schedule 1 hereto, having an aggregate outstanding balance of approximately $72.3 million, (ii) Commercial Loans allocated to the Branches on the basis of the same or contiguous zip code addresses of the Branches or of an existing branch of the Purchaser, each with an outstanding principal balance of approximately $1.0 million or more, and
(iii) commercial real estate loans to Commercial Loan Branch Customers, provided that in no event shall the aggregate principal balance of such commercial real estate loans, included for purposes of the $127.5 million total referred to above, exceed $12.75 million; and (b) the loans described on a Schedule of Residential Loans (the "Schedule of Residential Loans") to be delivered by Seller to Purchaser on or before June 30, 1996, having an aggregate outstanding balance of approximately $382.5 million, comprised of (i) residential mortgage loans (and servicing rights relating thereto) including, without limitation, all home equity loans or lines held by Seller as of the Transfer Date on which payments of principal and interest are made automatically by debits from Deposit accounts being transferred to Purchaser hereunder, and (ii) such commercial real estate loans to Commercial Loan Branch Customers in excess of the aggregate amount of $12.75 million included in the Schedule of Commercial Loans as Seller and Purchaser shall have agreed to include on the Schedule of Residential Loans, less any Excluded Loans, plus any Additional Loans, in the case of each such Loan, subject to any repayments or prepayments, in whole or in part, advances, credits, debits, charges or other actions affecting the balance of any such loans outstanding as of the date hereof from the date hereof through the Transfer Date and, in each case, together with all collateral held as security for any of the foregoing or in which a security interest, lien or mortgage has been granted, together with Accrued Interest on the foregoing, all as of the Transfer Date, and all original notes, mortgages, security agreements and other loan documents relating to the foregoing. In assembling the Loans referred to in subparagraphs (a)(ii) and (iii) above for inclusion on the Schedule of Commercial Loans, Seller will confer with and in good faith take into account the views of the Purchaser in advance of finalizing the schedule of such Loans.

     "Marketable Title" shall have the meaning specified in Section 5.3(a).

     "Merger" shall have the meaning specified in the recitals hereto.

     "Merger Agreement" shall have the meaning specified in the recitals hereto.

     "Person" shall mean any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or other entity.

     "Personalty" shall mean all of the personal property of Seller (or, prior to the Bank Merger, BayBank) located in the Branches consisting of the trade fixtures, including teller counters and teller drawers, shelving, furniture, equipment, telephone systems, automated teller machines, security systems, safe deposit boxes (exclusive of contents), vaults and supplies, in each case which are designated as "Personalty" on Schedule 1.1(g) attached hereto, less any such items consumed or disposed of, plus new similar items acquired or obtained, in the ordinary course of the operation of the Branches through the Transfer Date, but excluding the Excluded Personalty.

     "Post-Transfer  Processing  Period"  shall have the  meaning  specified  in
Section 15.2.

     "Purchase Price" shall have the meaning specified in Section 3.1.

     "Purchaser" shall have the meaning specified in the Preamble.

     "Purchaser's Account" shall have the meaning specified in Section 3.2.

     "Quitclaim Deed" shall have the meaning specified in Section 5.3(a).

     "Real Property" shall mean the parcels of real property and improvements thereon (including, without limitation, buildings, structures, parking facilities and drive-in facilities, if any) for the Branches and all easements and other rights appurtenant thereto, all as more fully set forth on Schedule 1.1(h).

     "Real Property Purchase Price" shall mean, with respect to any parcel or parcels of Real Property relating to a Branch, the purchase price specified on
Schedule 1.1(h), being the book value of such Real Property on the books of Seller (or BayBank), provided that any debt secured by such Real Property shall have been paid off by the Seller.

     "Regulatory Approvals" shall have the meaning specified in Section 6.1(c).

     "Related Commercial Products and Services" shall mean commercial banking products and services relating to the Commercial Loans, which products and services are offered by the Purchaser at its branches at the date hereof, and being provided to the Branch Customers as of the Transfer Date, including but not limited to, cash management services, but excluding any such products or services not offered by the Purchaser at its branches at the date hereof, such as foreign exchange services (the "Excluded Commercial Products and Services").

     "Safe Deposit Agreements" shall mean the agreements relating to safe deposit boxes located in the Branches.

     "Seller" shall have the meaning specified in the Preamble.

     "Schedule of Commercial Loans" shall have the meaning specified in the definition of "Loans".

     "Schedule of Residential Loans" shall have the meaning specified in the definition of "Loans".

     "Sublease Agreement" shall have the meaning specified in Section 10.3(c).

     "Tenant Leases" shall mean leases or subleases between Seller (or, prior to the Bank Merger, BayBank), as lessor, and the tenants, if any, listed on
Schedule 8.8 attached hereto.

     "Third Party Consents" shall have the meaning specified in Section 6.1(d).

     "Third Party Contracts" shall have the meaning specified in Section 10.5.

     "Transfer Date" shall have the meaning specified in Section 5.1(b).

     "Transferred Employee" shall have the meaning specified in Section 11.6.

     Section 1.2. Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with "generally accepted accounting principles" consistently applied as are in effect from time to time in the United States of America.

                                   ARTICLE II

                         PURCHASE AND SALE OF ASSETS AND
                    ASSIGNMENT AND ASSUMPTION OF LIABILITIES

     Section 2.1.  Purchase and Sale of Assets; No Other Assets Purchased.

           (a) Subject to the terms and conditions hereof, including without limitation the assumption by the Purchaser of the Assumed Liabilities and the payment of the Purchase Price by Purchaser in accordance with Article III hereof, on the Transfer Date, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in, to and under the following (collectively, the "Assets"):

                (i)   the Real Property;

                (ii)  the Personalty;

                (iii) all Loans  outstanding as of the Transfer Date;

                (iv) all of Seller's rights appertaining to the contracts and relationships with respect to the Related Commercial Products and Services;

                (v)   the Advance Accounts;

                (vi)  the  Branch  Leases,  Tenant  Leases  and
           Third Party Contracts;

                (vii) the Safe Deposit Agreements and all keys for the related safe deposit boxes;

                (viii)Cash on Hand;

                (ix) all books, records, files, reports and other information described in Section 14.2 in Seller's possession relating to the Branches, the Loans, the Advance Accounts, the Related Commercial Products and Services, the Deposit Liabilities, the Assets and the Assumed Liabilities;

                (x) all of Seller's rights appertaining to the contracts and relationships giving rise to the Deposit Liabilities which Purchaser is assuming;

                (xi) all of Seller's rights appertaining to any negative deposits (overdrafts) in accounts booked at or allocated to the Branches and outstanding as of the Transfer Date;

                (xii) all insurance premiums paid by Seller to the FDIC which are allocated to insurance coverage for deposit liabilities of the Branches following the Closing Date to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5;

                (xiii)all prepaid expenses of Seller relating to the foregoing Assets as of the Closing Date to the extent a proration or adjustment is made with respect thereto pursuant to Section 3.5; and

                (xiv) all right, title and interest of Seller in and to all claims, causes of action and demands, including warranties against architects, contractors, subcontractors, manufacturers, lessors, sublessors, tenants, subtenants, borrowers, customers, suppliers and any other Persons to the extent related to the Assets and arising in connection with any of the foregoing.

           (b) Except as otherwise expressly provided in this Agreement, Purchaser is not purchasing and Seller is not selling any assets with respect to the Excluded Consumer Products and Services or the Excluded Commercial Products and Services.

           (c) Notwithstanding anything to the contrary contained herein (but subject to the provisions of Article XII) if Seller shall be unable to deliver Marketable Title to Real Property on which a Branch is located on the Transfer Date, Seller shall use reasonable efforts (but shall not be required to apply more than $10,000 of the Real Property Purchase Price for such Real Property (other than mortgages voluntarily given by the Seller, BayBank or a predecessor in title of either of them) to remove any Encumbrances required in order for the Seller to deliver Marketable Title on the Transfer Date. If, notwithstanding such efforts of Seller, Seller shall be unable to deliver Marketable Title on the Transfer Date, Purchaser shall elect either to acquire such Real Property with such exceptions as render title not to be Marketable Title, or to lease such Real Property from Seller pursuant to a Lease Agreement for a rental which shall be 90% of the current market rental value as agreed to by the parties or, if no such agreement is reached within ten (10) days prior to the Transfer Date, 90% of the Appraised Value, as determined by the appraisal of such fair market rental obtained pursuant to Section 14.4; provided that such Lease Agreement shall provide as follows:

                (i) Such Lease Agreement shall be for an initial term of three
           (3) years, subject to extension for an additional period of three (3) years on mutually agreeable terms. The parties agree to bargain in good faith on such Lease Agreement terms should Purchaser and Seller elect to extend the term of the Lease Agreement; provided, that if the parties are unable to reach agreement on such Lease Agreement terms by a date that is six (6) months prior to the expiration date of such Lease Agreement, then neither party shall be under any obligation to negotiate as to the Lease Agreement's terms and the Lease Agreement shall expire according to its terms.

                (ii) After the Transfer Date, Seller shall continue for a period of one (1) year to use reasonable efforts to remove any Encumbrances required in order for it to deliver Marketable Title. In the event Seller becomes able to deliver Marketable Title, Seller shall sell and Purchaser shall purchase such Real Property at the Real Property Purchase Price as of the Transfer Date. If Seller is not able to remove such Encumbrances after using reasonable efforts for a period of one (1) year after the Transfer Date, Seller may sell such Real Property to any Person for any price, subject to the Lease Agreement.

     Section 2.2.  Assumed Liabilities; No Other Liabilities Assumed.

           (a) Subject to the terms and conditions hereof, including without limitation the transfer of the Assets to Purchaser and payment of the balance of the Deposit Liabilities by Seller in accordance with Article III hereof, on the Transfer Date, Purchaser shall assume, and agrees to pay and shall discharge when due, all of the following liabilities of Seller and shall perform all duties, responsibilities and obligations of Seller under the following from and after the Transfer Date (collectively, the "Assumed Liabilities"):

                (i)   the Deposit Liabilities;

                (ii)  the Branch Leases and Tenant Leases;

                (iii) the Safe Deposit Agreements;

                (iv) the Loans, including commitments to make additional advances in connection with the Loans;

                (v)   the Advance Accounts;

                (vi)  the Third Party Contracts;

                (vii) the  Related   Commercial   Products  and
           Services; and

                (viii)any negative deposits (overdrafts) in accounts booked at or allocated to the Branches and outstanding as of the Transfer Date.

           (b) Except as otherwise expressly provided in this Agreement, Purchaser shall not assume any duties, responsibilities, obligations or liabilities of Seller or any of its Affiliates of any kind or nature, known, unknown, contingent or otherwise, including but not limited to any liabilities with respect to the Excluded Consumer Products and Services and the Excluded Commercial Products and Services, other than the Assumed Liabilities. Purchaser specifically does not assume any duties, responsibilities, obligations or liabilities of Seller prior to the Transfer Date under any Environmental Law. Seller shall retain and duly perform all such liabilities, obligations or duties other than the Assumed Liabilities expressly assumed by Purchaser as of the Transfer Date.

     Section 2.3. Arrangements With Respect to IRAs and Keogh Plans.

           (a) On or before the Transfer Date, the Seller shall cause notice (such notice to be approved in advance by Purchaser) to be sent to each depositor of a Deposit held by the Seller pursuant to an IRA Plan and each "employer" who established a Deposit pursuant to a Keogh Plan, regarding the resignation of the Seller as IRA Plan custodian or Keogh Plan trustee and the appointment of Purchaser as successor custodian or trustee, as applicable. Purchaser and Seller shall enter into an Agency Agreement effective as of the Transfer Date substantially in the form of Schedule
      2.3 attached hereto and made a part hereof (the "Agency Agreement"), pursuant to which Seller shall appoint Purchaser as Seller's agent with respect to IRA Deposit Liabilities and Keogh Plan Deposit Liabilities during the period commencing on the Transfer Date and ending on the date on which the Seller's resignation as custodian or trustee, as applicable, can first become effective in accordance with the terms of the applicable IRA or Keogh Plan (the "Agency Period"). The Agency Agreement shall further provide that effective upon termination of the applicable Agency Period, Seller appoints Purchaser as successor custodian to such IRAs and as successor trustee to such Keogh Plans for which an alternative successor custodian or trustee has not been appointed in accordance with the applicable plans attached as Exhibit 1 to the Agency Agreement. Upon such appointment as successor custodian for such IRA Plans and as successor trustee for such Keogh Plans, Purchaser shall perform the services and carry out the duties and obligations required of it under the applicable plans, the Internal Revenue Code of 1986, as amended from time to time, and applicable federal and state laws and regulations.

           (b) The Deposit Liabilities include certain IRA's of depositors who have attained the age of 70 1/2 years with respect to each of which the depositor is required under applicable law to take a minimum distribution by December 31st of each year after the depositor attains the age of 70

      1/2 years. Effective as of the Transfer Date, Purchaser hereby assumes the obligation to make such minimum distributions and agrees to pay each such minimum distribution required to be paid under applicable law with respect to such IRA's by December 31st of the calendar year in which the Closing occurs.

     Section 2.4 Excluded/Additional Loans. From the date of this Agreement until the Closing Date, the Seller shall afford the Purchaser reasonable access to the loan documents related to the Loans, subject to Sections 12.2 and 16.8 hereof. Notwithstanding anything herein to the contrary, Purchaser may by written notice to Seller at any time and from time to time after delivery by Seller to Purchaser of the Schedule of Commercial Loans and the Schedule of Residential Loans and prior to the date which is 15 days prior to the Closing Date, designate any Loan as an "Excluded Loan" if such Loan has a credit or documentation deficiency on the date of such notice or if any representation or warranty made by Seller in Section 8.7 shall fail to be true and correct in any material respect as of the date of such notice. In the event that Purchaser shall designate any Loan as an Excluded Loan pursuant to this Section 2.4, Seller shall, by written notice to Purchaser not later than ten (10) days after receipt of the notice from Purchaser designating such Excluded Loan, designate a replacement Loan to be transferred to Purchaser hereunder in approximately the same principal amount and type as the Excluded Loan (each such Loan being referred to herein as an "Additional Loan"); provided, that the average interest rate on and maturity of all Additional Loans transferred to Purchaser hereunder shall be approximately the same as the average interest rate on and maturity of the Excluded Loans. The parties will agree upon a reasonable procedure for the implementation of the rights provided for in this Section 2.4. For purposes of this Section 2.4, (a) a Loan shall only be deemed to have a credit deficiency as of any date if such Loan is: (i) a Commercial Loan with a rating less than "Satisfactory" under the internal loan rating system of Seller or BayBank as of such date or any unrated Commercial Loan deemed substandard by Purchaser due to inadequate net worth or collateral, outdated financial statements, unacceptable performance or any other characteristic which is reasonably likely to result in a loss if not cured, or a Commercial Loan which is more than sixty (60) days past due as of such date, or (ii) a residential real estate loan that is sixty
(60) days or more past due; and (b) a Loan shall only be deemed to have a documentation deficiency if there is a material deficiency in the documentation as of such date and such material documentation deficiency is continuing as of the date which is thirty (30) days after the initial notice from Purchaser to Seller of such material documentation deficiency. Purchaser agrees that for a period of 12 months following the Closing Date, Purchaser shall not (and shall cause its Affiliates not to) directly or indirectly, solicit loans or other credit related business from any Person who was an obligor on any Excluded Loan.

                                   ARTICLE III

                            PURCHASE PRICE; PAYMENT;
                           SETTLEMENT; AND ALLOCATION

     Section 3.1. Purchase Price. The "Purchase Price" for the Assets shall be the aggregate of the following items, each determined as of the Transfer Date except where otherwise noted:

           (a) an amount equal to seven percent (7%) of the aggregate average daily balance (including Accrued Interest) of Deposit Liabilities for the period commencing 20 Business Days prior to the third Business Day prior to the Closing Date and ending on the third Business Day prior to the Closing Date; PLUS

           (b)  The   aggregate   balance   of  all   negative deposits
      (overdrafts) (expressed as a positive number) booked at or allocated to the Branches; PLUS

           (c) The aggregate Real Property Purchase Prices for all of the Real Property; PLUS

           (d) The net book value of the Personalty as reflected on the books of Seller; PLUS

           (e)  The Loan Value of the Loans; PLUS

           (f) The unpaid principal balance of the Advance Accounts plus Accrued Interest thereon; PLUS

           (g)  Cash on Hand.

     Section 3.2. Payment on Transfer Date. On or prior to the Closing Date, Seller shall deliver to Purchaser a draft closing statement (the "Draft Closing Statement") dated as of the close of business on the third business day preceding the Closing Date setting forth an estimate of the Purchase Price (including all adjustments and prorations thereto) (the "Estimated Purchase Price") and of the Deposit Liabilities. On the Transfer Date, Seller shall pay to Purchaser by wire transfer of immediately available Federal Funds to such account as Purchaser shall advise Seller at the Closing ("Purchaser's Account") the amount by which the aggregate balance (including Accrued Interest) of the

Deposit Liabilities as of the close of business on the third business day preceding the Closing Date exceeds the Estimated Purchase Price (the "Estimated Payment Amount").

     Section 3.3.  Adjustment of Estimated Payment Amount.

           (a) On or before 12:00 noon on the tenth Business Day following the Closing Date, Seller shall deliver to Purchaser a statement setting forth the Purchase Price (including all adjustments and prorations thereto) and each component thereof and the Deposit Liabilities as determined in accordance with the provisions of this Agreement as of the Transfer Date and shall make available such work papers, schedules and other supporting data as may be reasonably requested by Purchaser to enable it to verify such determination. Such statement shall also set forth the amount (the "Adjusted Payment Amount") by which the aggregate balance of the Deposit Liabilities exceeded the Purchase Price (including all adjustments and prorations thereto) calculated as of the Transfer Date.

           (b) On or before 12:00 noon on the fifteenth Business Day after the Closing Date, Seller shall pay to Purchaser by wire transfer of immediately available Federal Funds to Purchaser's Account an amount equal to the excess of the Adjusted Payment Amount over the Estimated Payment Amount, plus interest on such excess amount from the Transfer Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to the Seller by wire transfer of immediately available Federal Funds to such account as Seller shall advise Purchaser an amount equal to such excess, plus interest from the Transfer Date to but excluding the payment date, at the Federal Funds Rate.

     Section 3.4.  Allocation of Purchase Price.

           (a) Purchaser and Seller agree that, upon final determination of the Purchase Price, the Purchase Price shall be allocated to the Assets in accordance with Schedule 3.4 attached hereto.

           (b) Purchaser and Seller shall report the transaction contemplated by this Agreement (including income tax reporting requirements imposed pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended) in accordance with the allocation specified in Schedule 3.4. In the event any party hereto receives notice of an audit in respect of the allocation of the Purchase Price specified herein, such party shall immediately notify the other party in writing as to the date and subject of such audit.

           (c) If any federal, state or local tax return report or filing by Purchaser or Seller relating to the transactions contemplated hereby is challenged by the taxing authority with which such return, report or filing was filed on the basis of the allocation set forth in Schedule 3.4, as finally adjusted, the filing party shall assert and maintain in good faith the validity and correctness of such allocation during the audit thereof until the issuance by the taxing authority of a "30 Day Letter", or a determination of liability equivalent thereto, to such party, whereupon such party shall, in its sole discretion, have the right to pay, compromise, settle, dispute or otherwise deal with its alleged tax liability. If such a tax return, report or filing is challenged as herein described, the party filing such return, report or filing shall keep the other party apprised of its decisions and the current status and progress of all administrative and judicial proceedings, if any, that are undertaken at the election of the filing party.

           (d) If either party (including permitted successors and assigns thereof) to this Agreement defaults under this Section 3.4, it shall pay as damages to the other party, so long as such other party is not in default under this Section 3.4, an amount which, after reduction for all taxes which would be incurred (calculated at the highest marginal rate applicable in the relevant jurisdictions) as a result of receiving said amount, is equal to the result (but not less than zero) of subtracting the amount in (ii) below from the amount in (i) below:

                (i) The total amount of income or gains taxes incurred (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the nondefaulting party with respect to the transactions contemplated hereby; and

                (ii) The total amount of income or gains taxes which would have been incurred (including interest and penalties calculated at the highest marginal rate applicable in the relevant jurisdictions) to all jurisdictions imposing such taxes upon the nondefaulting party with respect to the transactions contemplated hereby, if such taxing jurisdictions had accepted the allocations specified in Schedule 3.4.

     Section 3.5.  Proration; Other Transfer Date Adjustments.

           (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until the Transfer Date, and that Purchaser shall operate the Branches, hold the Loans and other Assets and assume the Deposit Liabilities and other Assumed Liabilities for its own account from and after the Transfer Date. Thus, except as otherwise specifically provided in this Agreement, items of income and expense shall be prorated as of the Transfer Date and settled between Seller and Purchaser on the Transfer Date, whether or not such adjustment would normally be made as of such time. Items of proration will be handled on the Transfer Date as an adjustment to the Purchase Price unless otherwise agreed by the parties hereto.

           (b) For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) amounts prepaid and unused for safe deposit rentals; (ii) rental payments under Branch Leases and Tenant Leases; (iii) real estate taxes; (iv) insurance premiums paid or payable to the FDIC attributable to insurance coverage for Deposit Liabilities for the period from and after the Transfer Date; (v) fees for customary annual or other periodic licenses and permits; (vi) water, sewer, fuel and utility charges; and (vii) other prepaid items; in each case as of the Transfer Date. Notwithstanding the foregoing, if accurate arrangements cannot be made as of the Transfer Date for any of the foregoing items of proration, the parties shall apportion the charges for the foregoing items on the basis of the bill therefor for the most recent billing period prior to the Closing, and the Seller and the Purchaser shall promptly, and in any event within thirty (30) days after the Closing, readjust the apportionments in accordance with the next bills rendered.

     Section 3.6. Other Adjustments. After the Transfer Date, the parties will make such other adjustments as may be necessary to fulfill the provisions of this Agreement, including, but not limited to, any adjustments to the Purchase Price resulting from adjusting the amount calculated pursuant to Section 3.1(a) to reflect any collected negative Deposits transferred to Purchaser hereunder.

                                   ARTICLE IV

                                      TAXES

     Section 4.1. Sales and Use Taxes. Any sales, use or similar taxes which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated hereby shall be paid by Purchaser on the Transfer Date. Purchaser shall indemnify and hold harmless Seller from and against any and all such taxes including those arising upon subsequent audit by any taxing authority, including interest and penalties. Purchaser and Seller will cooperate in the preparation of any required filings or returns.

     Section 4.2. Information Reports. The Purchaser and the Seller shall each provide to the United States Internal Revenue Service, on a timely basis and otherwise as required by law, Form 1099INT, 1099R, W-2P, 5498 and any other required forms and reports with respect to each Deposit concerning interest paid on, or contributions to and distributions from, the Deposit Accounts, as appropriate, for the periods during which the Purchaser, the Seller, and BayBank respectively, administered such accounts including without limitation any information required by the IRS pursuant to any request for back-up withholding and TIN certification records and documents. The Seller shall make such reports for interest paid or credited to customers before the Transfer Date and the Purchaser shall make such reports including and after the Transfer Date.

                                    ARTICLE V

                                     CLOSING

     Section 5.1. Closing Date; Transfer Date.

           (a) The Closing shall occur as soon as practicable on a date (the "Closing Date") mutually agreed to by the parties hereto, which shall in no event be later than six (6) months after the transactions contemplated by the Merger Agreement shall have been consummated.

           (b) The "Transfer Date" shall be the opening of banking business on the first Business Day following the Closing Date.

           (c) It is anticipated that the Transfer Date will coincide with the conversion of Seller's account information as to the Deposit Liabilities and the Loans onto Purchaser's data processing system. The parties shall cooperate with each other to effect such conversion in accordance with

      Section 14.5. However, notwithstanding the foregoing, in the event of an extraordinary data processing occurrence on or prior to the Transfer Date which prevents such conversion, then at Seller's option (i) the Closing may be postponed in the event that such occurrence occurs prior to the Closing, or (ii) the Closing shall take place and Seller shall assist Purchaser in servicing the Deposit Liabilities and the Loans upon such terms and for such fees as are customarily charged in such arrangements.

     Section 5.2. Place of Closing. The Closing shall be held at the offices of Bingham, Dana & Gould LLP, 150 Federal Street, Boston, Massachusetts 02110.

     Section 5.3. Seller Deliveries. On the Closing Date, Seller shall deliver to Purchaser:

           (a) Quitclaim deeds for the Real Property in the form of Schedule 5.3(a) attached hereto, duly executed and with such evidences of corporate authority of Seller as may be required in order to record the Quitclaim Deeds and satisfy the reasonable requirements of the title insurer, pursuant to which the Real Property shall be transferred to Purchaser (the "Quitclaim Deeds"); provided that, with respect to each parcel of Real Property, Seller shall only be required to convey to Purchaser good and marketable fee simple title of record to the Real Property free and clear of all Encumbrances ("Marketable Title"), together with the Owner's Duplicate Certificate of Title for all registered properties;

           (b)  A bill of sale for the  Assets  in the form of
      Schedule 5.3(b) attached hereto;

           (c) An assignment and assumption agreement with respect to the Deposit Liabilities, Loans, Advance Accounts, Tenant Leases, Safe Deposit Agreements, Third Party Contracts and Assumed Severance Obligations in the form of Schedule 5.3(c) attached hereto, to which the Purchaser shall be authorized to attach updated schedules and the updated Schedule of Commercial Loans and Schedule of Residential Loans setting forth respectively the Deposit Liabilities, Excluded Deposits, Advance Accounts and Loans prepared as of the Transfer Date and delivered by the Seller to the Purchaser on the Transfer Date (the "Assignment and Assumption Agreement");

           (d) Lease assignment and assumption agreements with respect to each of the Branch Leases in the form of Schedule 5.3(d) attached hereto (the "Lease Assignments");

           (e) With respect to each Branch Lease which requires Landlord's consent to assign to Purchaser, Seller shall deliver the consent of such landlord in the form of Schedule 5.3(e) attached hereto (the "Landlord's Consent").

           (f) With respect to each Branch Lease, Seller agrees to use reasonable efforts to obtain the estoppel certificate of the Landlord thereof in the form of Schedule 5.3(f) attached hereto (the "Landlord's Estoppel Certificate"), provided, however, that the failure to obtain such Landlord's Estoppel Certificate shall not allow Purchaser to terminate this Agreement and Purchaser shall remain obligated to perform any and all of its obligations hereunder with respect to the applicable Branch, including without limitation, the assumption of the Deposit Liabilities relating thereto and the payment of the full Purchase Price without any reduction or adjustment.

           (g)  An  Officer's   Certificate  in  the  form  of Schedule 5.3(g)
      attached hereto;

           (h) An opinion of counsel to Seller (which opinion may be from in-house counsel, who shall be the General Counsel or an Assistant General Counsel, to the Seller), dated the Closing Date, in form and substance reasonably satisfactory to Purchaser to the effect that: (i) Seller is a national bank, duly organized, validly existing and in good standing under the laws of the United States, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly and validly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies;

           (i)  The Draft Closing Statement;

           (j)  the Agency Agreement;

           (k) Such endorsements, conveyances, deeds of transfer, assignments and other documents necessary to effect the transactions contemplated hereby as Purchaser shall reasonably request.

     Section 5.4. Purchaser Deliveries. On the Closing Date, Purchaser shall deliver to Seller:

           (a)  The Assignment and Assumption Agreement;

           (b)  the Agency Agreement;

           (c) The Lease Assignments and, as contemplated by Section 11.3, such other instruments and documents as any landlord under a Branch Lease may reasonably require for permitting the assumption by Purchaser of a Branch Lease, each such instrument and document to be in form and substance reasonably satisfactory to the parties and dated as of the Transfer Date;

           (d)  An  Officer's   Certificate  in  the  form  of Schedule 5.4(d)
      attached hereto;

           (e) An opinion of Purchaser's counsel, dated the Closing Date, in form and substance reasonably satisfactory to Seller, to the effect that:
      (i) Purchaser is a a Massachusetts trust company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full corporate power and authority to enter into and perform its obligations under this Agreement; and (ii) this Agreement has been duly and validly authorized, executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) is a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies; and

           (f) Such other documents necessary to effect the transactions contemplated hereby as Seller shall reasonably request.

                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF SELLER

     Section 6.1. Conditions to Obligations of Seller. The obligations of Seller under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Seller, except as to the condition described in (c) below), on or before the Closing Date, of each of the following conditions:

           (a) All of the covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects;

           (b) The representations and warranties made by Purchaser herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date;

           (c) Approvals in writing of all relevant regulatory agencies shall have been obtained by Purchaser, and approvals in writing of all relevant regulatory agencies shall have been obtained by Seller, and all necessary conditions, including any additional governmental approvals, permissions or consents, if any, including the giving of all legally required notices and the expiration of all legally required waiting or protest periods, of or relating to licenses, approvals and consents shall have been met (all of such approvals, conditions, permissions, licenses and consents being herein collectively called the "Regulatory Approvals");

           (d) Except as otherwise set forth in Sections 10.3(b) and 10.5, all material approvals and consents of relevant third parties shall have been obtained by Seller and by Purchaser ("Third Party Consents");

           (e) Seller shall have received the items to be delivered by Purchaser pursuant to Section 5.4;

           (f) Seller shall have obtained, in the case of each Real Property having a septic tank system, a "Title 5" certification by a licensed inspector to Purchaser and to the Board of Health of the applicable jurisdiction in which such Real Property is located, regarding the compliance of such septic tank system with applicable laws and regulations; provided, that any and all costs and expenses of upgrading such septic tank system to meet such legal and regulatory requirements shall be borne equally by Purchaser and Seller; and

           (g) The transactions contemplated in the Merger Agreement shall have been consummated.

                                   ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

     Section 7.1. Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to the satisfaction (or, if applicable, waiver in the sole discretion of Purchaser, except as to the condition described in (c) below), on or before the Closing Date, of each of the following conditions:

           (a) All of the covenants and other agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects;

           (b) The representations and warranties made by Seller herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be correct in all material respects, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on the Closing Date;

           (c)  The  Regulatory   Approvals  shall  have  been obtained;

           (d) Except as otherwise set forth in Sections 10.3(b) and 10.5, all Third Party Consents shall have been obtained;

           (e) Purchaser shall have received the items to be delivered by Seller pursuant to Section 5.3.

                                  ARTICLE VIII

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     Section 8.1. Organization. Seller is a national bank duly organized, validly existing and in good standing under the laws of the United States.

     Section 8.2. Authority. Seller has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Seller, and this Agreement and any instruments or other documents executed pursuant hereto constitute, or when executed at the Closing will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 8.3. Non-Contravention. The execution and delivery of this Agreement and the instruments and other documents executed pursuant hereto by Seller do not and, subject to the receipt of all Regulatory Approvals and Third Party Consents, the consummation of the transactions contemplated by this Agreement will not, constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Seller or to which Seller is subject, which breach, violation or default would have a material and adverse effect on Seller or the business or properties of the Branches; or (b) a breach or violation of or a default under the charter or Bylaws of Seller or any material contract or other instrument to which Seller is a party or by which Seller is bound.

     Section 8.4. Compliance with Law. To Seller's best knowledge, the business and operations of the Branches have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities (other than

Environmental Laws or the ADA), the penalty or liability for the violation of which, if imposed or asserted, could adversely affect the business, operations, revenues, financial condition or properties of the Branches.

     Section 8.5. Legal Proceedings. There are no actions, suits or proceedings, whether civil, criminal or administrative, pending or, to Seller's best knowledge, threatened against or affecting Seller which would reasonably by expected to have a material adverse effect on the Branches, Assets, Loans or Deposit Liabilities or on the consummation of the transactions contemplated hereby.

     Section 8.6. Personalty; Cash on Hand. Seller (or, prior to the Bank Merger, BayBank) has good and marketable title to the Personalty and the Cash on Hand, free and clear of all liens and encumbrances.

     Section 8.7. Loans. To the best knowledge of Seller, as of the date of delivery of the Schedule of Commercial Loans and the Schedule of Residential Loans and as of the Closing Date:

           (a) each of the Loans is based upon valid, binding and enforceable agreements to which Seller has good and marketable title, free and clear of all liens and encumbrances; and

           (b) the collateral for each of the Loans that is secured is (i) the collateral described in the applicable security agreement, mortgage, pledge, collateral assignment or other security document, and (ii) subject to a valid, enforceable and perfected lien.

Except as set forth in this Section 8.7, Seller has not made, is not making and shall not be deemed to have made, any representation as to the collectibility of any Loan or as to the creditworthiness, credit history or financial condition of any primary or secondary obligor under any Loan, or any guarantor or surety thereof, in this Agreement or any agreement, instrument or other document executed in connection with any of the transactions contemplated hereby or provided or prepared pursuant hereto or in connection with any of the transactions contemplated hereby.

     Section 8.8. Tenants; Branch Leases.

           (a) Except for the tenants listed on Schedule 8.8 attached hereto, there are no tenants or other occupants of the Real Property.

           (b) To the Seller's best knowledge, except as set forth in Schedule 8.8, each of the Branch Leases is in full force and effect, and Seller is not in default under any of its obligations thereunder.

           (c) Seller has provided Purchaser with true and accurate copies of the Branch Leases and all amendments thereto, that to the best of Seller's knowledge neither Seller nor any tenant under the Branch Leases has received any notice of default thereunder or has any knowledge of any event which by itself or with the passage of time would cause a default under a Branch Lease and all rents and other payments now due under any of the Branch Leases have been paid in full.

     Section 8.9. Financial and Deposit Data. To the Seller's best knowledge, all financial, Deposit Liability and Loan information regarding the Branches provided to Purchaser in writing by Seller was calculated as of the respective dates set forth in such writing and was accurate and complete in all material respects as of such dates based upon the best information available at such time.

     Section 8.10. Accuracy of Deposit Schedules. The Schedule of Deposit Liabilities to be delivered pursuant to Section 3.3(a) hereof shall accurately reflect the Deposit Liabilities with respect to each account relating to the Deposits appearing on such schedule (subject to such adjustments as are contemplated herein) and is complete and accurate in all material respects as of the date thereof.

     Section 8.11. Deposit Accounts. The deposit agreements and other documents relating to the Deposits to be delivered to the Purchaser will be all such documents in Seller's possession or reasonably available to the Seller at the Closing. The deposits of Seller are insured by the FDIC in accordance with the FDIA and Seller has paid all assessments due and has filed all reports required by the FDIC.

     Section 8.12. Advance Accounts. The Advance Accounts and the documents and instruments evidencing and securing them (i) are not in default; (ii) grant the Seller a valid security interest in the applicable accounts related to the Deposits; (iii) are secured by the applicable accounts related to the Deposits and, to the knowledge of the Seller, are not subject to any material third party claim; (iv) conform in all material respects with applicable laws and regulations; (v) to the knowledge of the Seller, are not subject to any material defense, counterclaim or pending bankruptcy; and (vi) are enforceable against the obligor in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditor's rights, or the limiting effect of rules of how governing specific performance, equitable remedies or the waiver of rights or remedies.

     Section   8.13.    Limitations   on    Representations    and   Warranties.
Notwithstanding anything to the contrary contained herein or in any other document or agreement:

           (a) Seller makes no representations or warranties, express or implied, as to the physical condition of any Branch or of any of the physical assets to be transferred under this Agreement, all of which are being sold "as is" and "where is", without recourse, as of the Transfer Date. Further, Seller makes no warranties as to the collectibility of amounts overdrawn as of the Transfer Date or due under the Advance Accounts which Seller is transferring to Purchaser without recourse pursuant to Section 2.1 hereof.

           (b) Seller makes no representations or warranties to Purchaser as to the actual customers, accounts, levels of Deposits or balances of Advance Accounts and Loans which will be assigned to any Branch as of the Transfer Date (except as reflected on the schedules to be attached to the Assignment and Assumption Agreement), nor does Seller make any representation or warranty to Purchaser as to the length of time that the Deposits will be maintained by depositors at any Branch after the Transfer Date.

           (c) To the extent that any representation or warranty is made by the Seller with respect to BayBank or any of its Branches, or any Assets or Assumed Liabilities owned (or purported to be owned) by BayBank prior to the Bank Merger whether made herein or in any certificate or other document delivered pursuant to the provisions hereof or in connection the transactions contemplated hereby, such representation or warranty shall be made only to the best knowledge of the Seller except (i) when such representation or warranty is deemed to be repeated on the Closing Date in accordance with Section 7.1(b) hereof and (ii) for purposes of determining whether indemnification is available to the Purchaser pursuant to Section 13.1(d) hereof, in each such case such representation or warranty shall only be to the best knowledge of the Seller if such qualification expressly appears in the text of such representation or warranty.

                                   ARTICLE IX

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     Section 9.1. Organization. Purchaser is a Massachusetts trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

     Section 9.2. Authority. Purchaser has the power and authority to enter into and perform this Agreement and any instruments or other documents executed pursuant hereto. This Agreement and any instruments or other documents executed pursuant hereto and the execution, delivery and performance hereof and thereof have been duly authorized and approved by all necessary corporate action on the part of Purchaser, and this Agreement and any instruments or other documents executed pursuant hereto constitute, or when executed at the Closing will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as by bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors' rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

     Section 9.3. Non-Contravention. The execution and delivery of this Agreement and any instruments or other documents executed pursuant hereto by Purchaser do not and, subject to the receipt of all Regulatory Approvals and Third Party Consents, the consummation of the transactions contemplated by this Agreement will not, constitute (a) a breach or violation of or default under any law, rule, regulation, judgment, order, governmental permit or license of Purchaser or to which Purchaser is subject, which breach, violation or default would have a material and adverse effect on Purchaser or on Purchaser's ability to consummate the transactions contemplated hereby or (b) a breach or violation of or a default under the charter or Bylaws of Purchaser or any material contract or other instrument to which Purchaser is a party or by which Purchaser is bound.

     Section 9.4. Legal Proceedings. There are no actions, suits, or proceedings, whether civil, criminal or administrative, pending or, to Purchaser's best knowledge, threatened against or affecting Purchaser which could have a material adverse effect on Purchaser's ability to Purchaser or on the Purchaser's ability to consummate the transactions contemplated hereby.

     Section 9.5.  Regulatory Matters.

           (a) There are no pending or, to the knowledge of Purchaser, threatened, disputes or controversies between Purchaser and any federal, state or local governmental authority that (i) would reasonably be expected to have a material adverse effect upon the financial condition of Purchaser, (ii) would reasonably be expected to prevent or impair the ability of Purchaser to perform its obligations under this Agreement in any material respect or (iii) would reasonably be expected to impair the validity or consummation of this Agreement or the transactions contemplated hereby. Purchaser has not received any indication from any federal, state or other governmental agency that such agency would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby. Purchaser believes that it can satisfy all capital and other regulatory requirements necessary to obtain all Regulatory Approvals.

           (b) The deposits of Purchaser are insured by the FDIC in accordance with the FDIA and Purchaser has paid all assessments and has filed all reports required by the FDIC.

           (c) As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the transactions contemplated hereby, on a pro forma basis, Purchaser will (i) remain "adequately capitalized", as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it will condition any of the Regulatory Approvals upon an increase in Purchaser's capital or compliance with any special capital requirement, standard or ratio.

           (d) Each of the subsidiaries or Affiliates of Purchaser which is an insured depository institution was rated "Satisfactory" or "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

     Section 9.6. Financing Available. Purchaser has available sufficient cash or other liquid assets or financing pursuant to binding agreements or commitments which may be used to fund the Purchase Price and Purchaser's ability to pay the Purchase Price hereunder is not contingent on raising any equity capital, obtaining specific financing therefor or the consent of any lender.

                                    ARTICLE X

                               COVENANTS OF SELLER

     Seller covenants and agrees with Purchaser as follows:

     Section 10.1. Conduct of the Business. From the date hereof through the Transfer Date, Seller shall (a) conduct its banking business relating to the Branches, the Assets and the Deposit Liabilities in the usual, regular and ordinary course consistent with past practice, and (b) use reasonable efforts to maintain and preserve intact its relationships with its Branch Employees and Branch Customers, other than as provided in the definition of Branch Employees and transfers of personnel from the Branches pursuant to decisions of management made before the date hereof and reported to Purchaser as provided herein with respect to Schedule 1.1(b), (c) maintain the Branch Leases in full force and effect, and (d) not voluntarily permit or suffer any adverse change in the title to the Real Property.

     From the date hereof until the Closing, the Seller will not do or agree to do, without the prior written consent of the Purchaser, any of the following:

           (a) incur any material liabilities or material obligations with respect to the Branches which would affect the Assumed Liabilities, except in the ordinary course of business in accordance with past practice and reasonable banking standards;

           (b) acquire or dispose of any assets of the Branches of the types that are Assets, except in the ordinary course of business consistent with past practice and reasonable banking standards; or

           (c) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) material to the business, assets, financial condition, results of operations or business of the Branches, except in the ordinary course of business consistent with past practice.

     Section 10.2. Regulatory Approvals. Seller shall use reasonable efforts to assist Purchaser in obtaining the Regulatory Approvals. Seller shall provide Purchaser or the appropriate regulatory authorities all information reasonably required to be submitted by Seller in connection with the Regulatory Approvals. Seller shall take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform such party's covenants and agreements under this Agreement.

     Section 10.3. Corporate and Other Consents.

           (a) Seller shall use reasonable efforts to secure all necessary corporate and other non-regulatory consents (except those involving Purchaser) and shall provide certified copies of the same to Purchaser upon Purchaser's request.

           (b) Seller shall use reasonable efforts (which, except as expressly provided below, shall not require Seller to pay any money or other consideration to any Person or to initiate any claim or proceeding against any Person) to cause every landlord under a Branch Lease, the consent of which is required under the terms of such Branch Lease to the assignment of such Branch Lease to Purchaser, to execute in favor of Purchaser a Landlord Consent. Notwithstanding anything to the contrary contained in this Agreement, Seller's failure to obtain a Landlord Consent from a landlord under a Branch Lease after using such reasonable efforts to obtain the same shall not entitle Purchaser to terminate this Agreement and Purchaser shall remain obligated to perform all of its obligations hereunder with respect to the applicable Branch, including without limitation, the assumption of the Deposit Liabilities relating thereto and the payment of the full Purchase Price without any reduction or adjustment, but excluding only Purchaser's obligation to assume such Branch Lease. If Seller shall be unable to deliver a Landlord Consent required with respect to a Branch Lease, Seller shall deliver to Purchaser at the Closing a certificate from Seller, as tenant under the applicable Branch Lease in the form of Schedule 10.3 attached hereto.

           (c) If, despite Seller's reasonable efforts, a Landlord Consent to assignment of a Branch Lease cannot be obtained, or cannot be obtained without the payment of an assignment fee or similar lump sum or rent increase, Seller shall, if permitted under the Branch Lease, sublease the Leased Premises to Purchaser ("the Sublease Agreement"). Such Sublease Agreement shall be for the remainder of the existing term of the Lease Agreement and otherwise on mutually agreeable terms, and shall, to the extent permitted by the Branch Lease, be subject to an extension for an additional period of up to three years on mutually agreeable terms. The parties agree to bargain in good faith on such Sublease Agreement terms should Purchaser and Seller elect to extend the term of the Lease Agreement; provided, that if the parties are unable to reach agreement on such Sublease Agreement terms by a date that is six (6) months prior to the expiration date of such Sublease Agreement, then neither party shall be under any obligation to negotiate as to the Lease Agreement's terms and the Sublease Agreement shall expire according to its terms.

           (d) If Seller is not permitted to sublease or assign the Leased Premises to Purchaser under the Branch Lease, and if, despite Seller's reasonable efforts, a Landlord Consent to assignment or sublease of a Branch Lease cannot be obtained without the payment of an assignment fee or similar lump sum payment to a Branch Lease landlord and such sum does not exceed an amount equal to 100% of the annual base rent payable under such lease for the current lease year or $100,000, whichever is less, then Seller and Purchaser shall each pay one half of such sum. If despite Seller's reasonable efforts a Landlord Consent to assignment or sublease of a Branch Lease cannot be obtained without an increase in the annual base rent payable under such Branch Lease and the present value of such additional rental payments for the remainder of the current lease term (discounted at a rate equal to 6% per annum) does not exceed 100% of the annual base rent payable under such lease for the current lease year or $100,000, whichever is less, then Seller and Purchaser shall each pay one half of such additional rental payments for the remainder of the current lease term.

           (e) If Seller is not permitted to assign or sublease the Leased Premises to Purchaser under the Branch Lease, and if despite Seller's reasonable efforts Seller is unable to obtain a Landlord Consent to the assignment of a Branch Lease prior to August 31, 1996, or the cost of obtaining such Landlord Consent exceeds the limits specified above, or both, Seller shall use reasonable efforts to locate another rental property within the same zip code which in terms of location, premises, area and lease terms is reasonably acceptable to both parties. Seller shall apply for the relocation of the Branch licenses for the Branch as to which such Landlord Consent has not been obtained to such new location, shall use reasonable efforts to obtain approval of such applications and shall use reasonable efforts to negotiate a lease of such premises in the name of Purchaser as tenant on terms reasonably acceptable to Purchaser. Upon final approval of such relocation applications and execution and delivery of such new lease, such new lease shall be deemed to be the Branch Lease in place of the Branch Lease for which the Landlord Consent has not been obtained.

     Section 10.4. Nonsolicitation. Prior to the Transfer Date, neither Seller nor its Affiliates shall solicit Branch Customers through advertising specifically referencing or targeted to such Branch Customers in a way which is reasonably likely to induce such Branch Customers to close Deposit Liability accounts at the Branches and open accounts with Seller at its other branches. For a period of one year following the Transfer Date, Seller and its Affiliates shall not (a) solicit Branch Customers which are obligors of Commercial Loans that are acquired and assumed by Purchaser as of the Transfer Date for Commercial Loan business, or (b) solicit any Branch Customers for any deposit account or consumer lending business other than Excluded Consumer Products and Services (the businesses described in clauses (a) and (b) above being referred to herein collectively as the "Competitive Businesses"). Notwithstanding the foregoing sentence, Seller, Bank of Boston Corporation, BayBanks and their respective Affiliates shall be permitted, subject to the provisions of Section 16.2, to (a) engage in advertising, solicitations or marketing campaigns, programs or other efforts not primarily directed to or targeted at Branch Customers including without limitation, such campaigns, programs or efforts in connection with Excluded Consumer Products and Services and Excluded Commercial Products and Services, (b) engage in the offering of Excluded Consumer Products and Services and Excluded Commercial Products and Services existing as of the Transfer Date with Branch Customers, which are not acquired or assumed by Purchaser pursuant hereto, through other branch offices of Seller, (c) respond to unsolicited inquiries by Branch Customers with respect to banking or other financial services, including without limitation, Commercial Loans and (d) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     Section 10.5. Assumed Contracts. No less than thirty (30) days after the date hereof, Seller will provide to Purchaser copies of all of the material contracts between Seller (and, prior to the Bank Merger, BayBank) and providers of goods and services related to the Branches. Within fifteen (15) days after the delivery of such contracts, Purchaser agrees to provide the Seller with a list of those third party contracts it wishes to assume ("Third Party Contracts"). The Seller shall promptly request consents of all necessary third parties to the assignment of the Third Party Contracts, and shall use all reasonable efforts to obtain such consents, each such consent to be effective on the Transfer Date; provided that the Seller's failure to obtain such consent shall not entitle Purchaser to terminate this Agreement. Purchaser shall have no obligations or liability to any person under any contract that is not a Third Party Contract, and Purchaser shall have no obligations or liabilities to any person under any Third Party Contract for which a required third party consent has not been obtained by the Seller on or prior to the Transfer Date. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any contract, Deposit, or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way affect the rights of any of the Seller thereunder or be contrary to applicable law.

     Section 10.6. Nonsolicitation of Purchaser's Employees. In consideration of the consummation of the transactions contemplated hereby, Seller agrees that, for a period of one year following the Transfer Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Purchaser or otherwise interfere with Purchaser's employment relationship with any Transferred Employee or any other employee of the Purchaser involved in branch management, administration or operations or small business or commercial lending of the Purchaser's branches. It is expressly acknowledged by the parties hereto that Seller may employ or retain as an independent contractor or consultant any such Transferred Employee or other such employee of Purchaser who shall terminate his or her employment with Purchaser, without any such direct or indirect inducement or interference by, or other pre-termination contact with, Seller or who shall be terminated by Purchaser, in either case after the Transfer Date.

                                   ARTICLE XI

                             COVENANTS OF PURCHASER

     Purchaser covenants and agrees with Seller as follows:

     Section 11.1. Conduct of Business. Between the date hereof and the Transfer Date, Purchaser will operate its business in the usual, regular and ordinary course and will not materially change its method or manner of doing business.

     Section 11.2. Regulatory Approvals and Standards.

           (a) Purchaser will use its best efforts to obtain as expeditiously as possible the Regulatory Approvals and will use its best efforts to prepare and file within thirty (30) days after the execution of this Agreement all necessary applications of Purchaser for Regulatory Approvals. Purchaser will supply to Seller in advance copies of all proposed regulatory applications and filings and will use reasonable efforts to reflect any comments of Seller in such applications and filings. As of the Transfer Date, Purchaser will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with Regulatory Approvals. Purchaser shall pay any fees charged by any regulatory authorities to which it must apply for any of the Regulatory Approvals. Purchaser shall take no action which would adversely affect or delay the ability of any party hereto to obtain any Regulatory Approval or to perform such party's covenants and agreements under this Agreement.

           (b) From the date hereof through the Transfer Date, Purchaser shall
      (i) remain "adequately capitalized" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, and (ii) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches.

           (c) After the Transfer Date it is Purchaser's intention to conduct a banking business at the Branches, and therefore as of the date hereof it is not expected that the transactions contemplated by this Agreement will result in the closing, consolidation or relocation of any of the Branches. Purchaser agrees that it shall be responsible for complying with any required branch closing or other notices to regulators and customers pursuant to Section 42 of FDIA in the event Purchaser should at any subsequent time determine to close, consolidate or relocate any of the Branches or to close, consolidate or relocate any branch of Purchaser in connection with or relating to the transactions contemplated by this Agreement.

     Section 11.3. Corporate and Other Consents; Compliance with Law; Real Property.

           (a) Purchaser shall use its best efforts to secure all necessary corporate and other non-regulatory consents (except those which the Seller has expressly agreed herein to obtain) and shall provide certified copies to Seller upon Seller's request.

           (b) Purchaser shall provide such financial and other information as shall be reasonably requested by landlords under the Branch Leases in connection with obtaining the Landlord Consents. Notwithstanding anything to the contrary contained herein, Purchaser agrees that the form of Landlord Consent with respect to a Branch Lease may be modified at the request of a landlord to incorporate any and all conditions, terms and agreements such landlord may require with respect to such landlord's required consent to the assignment of such Branch Lease to Purchaser; provided that such conditions, terms and agreements do not constitute a material or monetary modification or alteration of the terms, covenants and conditions of such Branch Lease or otherwise impose any burden on Seller or Purchaser not otherwise contemplated by such Branch Lease.

           (c) Purchaser shall promptly order any title certificates or title searches required in connection with the transfer of the Real Property under applicable state or local practice.

     Section 11.4. Solicitation of Accounts. Prior to the Transfer Date, neither Purchaser nor its Affiliates shall solicit Branch Customers through advertising specifically referencing or targeted to such Branch Customers in a way which is reasonably likely to induce such Branch Customers to close Deposit Liability accounts and open accounts directly with Purchaser or would otherwise result in the transfer of all or a portion of an existing Deposit Liability from Seller. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted, subject to the provisions of Section 16.2, to (a) engage in advertising, solicitations or marketing campaigns not primarily directed to or targeted at Branch Customers, (b) engage in lending, deposit, safe deposit, trust, credit card, mutual fund or other financial services relationships existing as of the date hereof with Branch Customers through other branch offices of Purchaser, (c) respond to unsolicited inquiries by Branch Customers with respect to banking or other financial services, and (d) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

     Section 11.5. Nonsolicitation of Seller's Employees. In consideration of, among other things, the willingness of Seller to provide Purchaser with the opportunity to interview and hire any of the Branch Related Employees, Purchaser and its Affiliates agree that, except in accordance with Section 11.6, from the date hereof through the first anniversary of the Transfer Date, it shall not, directly or indirectly, solicit for employment, retain as an independent contractor or consultant, induce to terminate employment with Seller or otherwise interfere with Seller's employment relationships with any Branch Employee or Branch Related Employee who is not employed by Purchaser pursuant to
Section 11.6, or any other employee involved in branch management, administration or operations or small business or commercial lending of any other branch of Seller or BayBank located in Massachusetts within Route 495. It is expressly acknowledged by the parties hereto that Purchaser may employ as an employee or retain as an independent contractor or consultant any such Branch Employee, Branch Related Employee or other such employee who shall terminate his or her employment with Seller or BayBank, without any such direct or indirect inducement or interference by, or other pre-termination contact with, Purchaser or who shall be terminated by Seller or BayBank, in either case after the Transfer Date; provided that such employment or retention shall not be prohibited by any existing agreement between such Branch Employee, Branch Related Employee or any other such employee and the Seller.

     Section 11.6. Offer of Employment with Purchaser. Purchaser will offer employment beginning as of the Transfer Date for not less than 90 days to all of the Branch Employees (i) who continue to be employed as of the offer date, (ii) who are not then receiving long-term disability or worker compensation benefits and (iii) who are not covered by any agreement, contract or other arrangement providing severance payments upon termination of employment other than the BKB Separation Pay Plan for positions and upon the terms and conditions specified in this Section and Sections 11.7 and 11.10 and otherwise upon the employment terms, conditions and rules applicable to other employees of the Purchaser generally. Any offer due to a Branch Employee absent on an unpaid leave may be deferred until the Branch Employee's return from such leave. Each such Branch Employee shall be offered a job which: (a) is one which requires a reasonably similar employment background and skill set as the Branch Employee's current job with Seller; (b) pays a base salary equal to such Branch Employee's base salary as of the date hereof or as increased at any time prior to the Transfer Date but only to the extent any such increase was granted in the ordinary course of business and consistent with past practices; (c) requires similarly scheduled work hours; and (d) is at a work location within thirty (30) miles of commuting distance from the Branch Employee's current job with Seller. Purchaser may but shall not be obligated to offer employment to any Branch Related Employee following the Final Approval Date and in any event at least twenty (20) calendar days prior to the Transfer Date on the same terms as required hereunder for Branch Employees. Each Branch Employee and each Branch Related Employee who accepts such an offer of employment and commences work with Purchaser is referred to as a "Transferred Employee".

     Section 11.7. Benefits. (a) All Transferred Employees will be eligible to participate in all employee benefit plans in accordance with the terms of such plans which Purchaser makes available to its employees substantially equivalent in the aggregate to such plans as in effect as of the date hereof from the Transfer Date through April 30, 1998 except as described in Annex A to this Agreement. Purchaser agrees that it will give all Transferred Employees credit for service with the Seller (and with predecessors of the Seller, in the event that the Seller gave such Transferred Employee credit for such service) as constituting service with Purchaser in connection with any waiting periods or other service requirements which determine (i) eligibility for participation,
(ii) schedule for vesting and/or (iii) differential benefits (but not for pension benefit accrual) under or with respect to any of Purchaser's pension, thrift, employee stock ownership (or similar) plans, vacation allotment, severance, sick leave, health, life, disability or other insurance or any other similar pension or other benefits. Without limiting the foregoing, Purchaser shall not treat any Transferred Employee as a new employee for purposes of any exclusion under any health or similar plan of Purchaser for any preexisting medical condition.

          (b) To the extent that Purchaser provides any Transferred Employee with benefit or other plans and such plans permit roll-overs, Purchaser shall allow Transferred Employees to roll over into such plans any distributions or contributions received from the Seller or its plans.

          (c) Purchaser acknowledges Seller may elect to pay a portion of the generally applicable medical insurance premiums of any Transferred Employee who as of the Closing Date is a part-time employee (as determined under Seller's personnel policies at such Date) and who elects to continue his or her medical coverage under Seller's plans for himself or herself and/or his or her eligible dependents pursuant to the provisions of Title I, Part 6 of ERISA. Purchaser agrees that if Seller so elects, Purchaser shall, so long as each such Transferred Employee remains employed by the Purchaser or is entitled to medical coverage as a separation benefit under Section 11.10 and the BKB Separation Pay Plan, reimburse Seller on a monthly basis in arrears for the portion of such premiums Seller pays promptly following Seller's submission to Purchaser of the amounts thereof and identification of the person or persons in respect of whom such payments were made.

     Section 11.8. Overtime and Other Benefits. The Seller shall remain liable for payment of overtime, medical, dental and life insurance and other marginal benefits payable to Transferred Employees with respect to periods of employment ending prior to the Transfer Date including any payments due to any Transferred Employee under any incentive program of the Seller (including any sales commission payable to any such employee). Purchaser shall be liable for payment of overtime, medical and life insurance and other marginal benefits payable to Transferred Employees with respect to periods of employment from and after the Transfer Date.

     Section 11.9. Benefit Plans. The Seller shall remain solely responsible for the payment of all accrued benefits and accrued vacation to Transferred Employees in accordance with the terms of any benefit plan of the Seller or its predecessors with respect to periods of employment ending prior to the Transfer Date. Purchaser assumes responsibility for any employee benefits accrued and payable to Transferred Employees from and after the date of their employment with Purchaser. Notwithstanding the foregoing, Purchaser assumes responsibility for accrued sick pay as described on Annex A.

     Section 11.10. Termination. Purchaser agrees that, if the employment by Purchaser of any Transferred Employee ends prior to April 30, 1998, Purchaser shall make available to such Transferred Employee either separation benefits in the amount and form described in the BKB Separation Pay Plan if and to the extent such Transferred Employee would have been entitled to separation benefits under the BKB Separation Pay Plan in the circumstances of the Employee's actual termination of employment with Purchaser or the separation benefits offered by Purchaser to its employees in the circumstances of the Transferred Employee's termination, if any, at the time of termination, whichever benefits are most favorable to the Transferred Employee.

     Nothing in the foregoing or the terms of the BKB Separation Pay Plan shall be construed to obligate Purchaser to provide separation benefits in the amounts and circumstances described in that Plan in the case of a termination of employment subsequent to April 30, 1998. For the purpose of facilitating Purchaser's delivery of transition assistance required as a separation benefit as described in the BKB Separation Pay Plan, Seller shall make available the resources of its Transition Assistance Program to qualifying Transferred Employees at Purchaser's expense.

     Section 11.11. Interviews. Purchaser shall be solely responsible for any acts or omissions which are wrongful, illegal or in contravention of this Agreement made by it in connection with interviewing the Branch Employees and Branch Related Employees. Purchaser indemnifies and agrees to hold Seller harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from Purchaser's acts or omissions which are wrongful, illegal or in contravention of this Agreement in connection with said interviews. Seller indemnifies and agrees to hold Purchaser harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from Seller's acts or omissions in connection with said interviews.


                                   ARTICLE XII

               ENVIRONMENTAL DUE DILIGENCE; EMPLOYEE NOTICES; ETC.

     Section 12.1. Environmental Due Diligence.

           (a) Seller shall provide to Purchaser, within 15 days after the date hereof, copies of all material documents, to the extent permissible under such documents, in its possession or control or reasonably available to Seller concerning any Environmental Hazards on or affecting or relating to the Real Property or any facilities or improvements or any operations or activities thereon, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, or site assessments of the Real Property. Seller makes no representations or warranties as to the truth or accuracy of any of the statements contained in the foregoing documents. Seller agrees to use reasonable efforts to obtain any necessary consents required to deliver copies of such documents to Purchaser.

           (b) Purchaser may conduct at its own expense environmental audits by an independent qualified environmental engineer or consultant (the "Environmental Consultant") of the Real Property during the Environmental Due Diligence Period. In the event Purchaser conducts a Phase I audit, Purchaser shall use its best efforts to commence such audit within seven
      (7) days from the date of receipt by Purchaser of the items referred to in paragraph (a) above.

           (c) In the event the Phase I audit of any of the Real Property is not completed within the Environmental Due Diligence Period through no fault of Purchaser or its Environmental Consultant, Purchaser may request an extension of the Environmental Due Diligence Period for a reasonable period not exceeding fifteen (15) days solely to permit completion of such Phase I audit.

           (d) In the event that as a result of such Phase I audit, Purchaser elects in the exercise of its reasonable business judgment to conduct a Phase II environmental audit by the Environmental Consultant of any of the Real Property, upon receipt of written notice of such election and a copy of any report prepared with respect to such Phase I audit evidencing a reasonable basis for such election prior to the conclusion of the Environmental Due Diligence Period, Seller shall extend such Environmental Due Diligence Period for an additional thirty (30) days solely to permit completion of such Phase II audit.

           (e) In the event that during the Environmental Due Diligence Period or any extension thereof pursuant to this Section 12.1, Purchaser shall notify Seller in writing that the Environmental Consultant has discovered any Environmental Hazards at or on any parcel of the Real Property, the remediation of which, in the reasonable judgment of the Environmental Consultant, is the responsibility of Seller, and will cost more than $25,000, Seller may elect to:

                (i) make an adjustment to the Purchase Price for the estimated remediation costs of any such Environmental Hazards which shall not have been remediated on or prior to the Transfer Date, in excess of $25,000 with respect to such parcel of Real Property; or

                (ii) take such remediation steps as are necessary to make the Real Property comply with Environmental Laws by the Transfer Date (or make provisions for such remediation steps following the Transfer Date as shall be reasonably satisfactory to Purchaser); or

                (iii)lease to Purchaser such parcel of Real Property for a period of ten (10) years pursuant to a Lease Agreement; provided that if, during the term of such Lease Agreement or renewal or extension thereof, Seller shall deliver to Purchaser a report as shall be reasonably satisfactory to Purchaser of an independent qualified environmental engineer or consultant certifying that the Environmental Hazards at or on any such leased parcel of Real Property has been remediated to the extent required under applicable Environmental Laws, Purchaser shall be required to purchase such parcel of Real Property, at the Real Property Purchase Price, in the event such report is delivered within twelve (12) months after the Transfer Date, and, thereafter, at the fair market value of such Real Property as agreed to by the parties hereto or, if no such agreement is reached within thirty (30) days after delivery of such report, as determined pursuant to an appraisal pursuant to Section 14.4.

           (f) Purchaser agrees that it and its Environmental Consultant shall conduct any Phase I or II audits or other investigations pursuant to this
      Section 12.1 with reasonable care and subject to customary practices among environmental consultants and engineers, including without limitation, following completion thereof the restoration of any site to the extent practicable to its condition prior to such audit or investigation and the removal of all monitoring wells.

     Section 12.2. Access to Branches by Purchaser. Upon execution of this Agreement, Seller shall provide Purchaser and its representatives, accountants and counsel reasonable access to the Branches, employees, depository records, Loan files and all other documents and other information concerning the Branches as Purchaser may reasonably request in order for Purchaser to perform a review of the same; provided that, with respect to Branch Employees, Seller's sole obligation shall be to provide Purchaser with information concerning the name, position, date of hire and salary of such Branch Employees, and Seller shall not be required to provide any information concerning its "credit scoring" system (except to the extent reasonably necessary to enable Purchaser to evaluate the ratings of Loans under Seller's internal loan rating system for purposes of
Section 2.4) or any other proprietary information as to its business, branch or credit practices, policies or procedures. Seller shall provide Purchaser with assistance in Purchaser's investigation relating to the Branches, Assets and Deposit Liabilities; provided that Purchaser's investigation shall be conducted in a manner which does not unreasonably interfere with Seller's normal operations, customers and employee relations; and provided further, that if Purchaser's investigation occurs during non-business hours, the expenses incurred by Seller as a result of such investigation during non-business hours shall be paid by Purchaser to Seller prior to or on the Transfer Date.

                                  ARTICLE XIII

                                    INDEMNITY

     Section 13.1 Seller's Indemnity. Except as otherwise provided in this Agreement, Seller shall indemnify, hold harmless and defend Purchaser, its Affiliates, and their respective directors, officers, agents and employees from and against all claims, losses, liabilities, demands and obligations (including reasonable legal fees and expenses) (collectively, "Damages") which Purchaser or any of its Affiliates and their respective directors, officers, agents and employees shall receive, suffer or incur arising out of or resulting from (a) any liability of Seller not assumed by Purchaser hereunder in accordance with
Section 2.2 hereof, including without limitation any liability of the Seller for violations of Environmental Law and the ADA, (b) any actions taken or omitted to be taken by Seller prior to the Transfer Date and relating to the Branches, Assets, Assumed Liabilities, Branch Employees, Branch Related Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated by this Agreement), (c) all liabilities under all pension and welfare benefit plans (as defined in Sections 3(1) and (2) of ERISA), or any supplemental unemployment benefit, deferred compensation, or other employee benefit plan of Seller with respect to any and all periods prior to and subsequent to the Transfer Date, including without limitation, all liabilities under ERISA, any liabilities for any accumulated funding deficiency as such term is defined in Section 302 of ERISA and Section 412 of the Code and for any liability to the Pension Benefit Guaranty Corporation, the IRS, participants, beneficiaries, employees, or any other public or private person, incurred with respect to or attributable to any plan of Seller and (d) the breach of any material representation, warranty or covenant made by Seller in this Agreement.

     Section 13.2. Purchaser's Indemnity. Except as otherwise provided in this Agreement, Purchaser shall indemnify, hold harmless and defend Seller, its

Affiliates and their respective directors, officers, agents and employees from and against all Damages which Seller or any of its Affiliates and their respective directors, officers, agents, and employees shall receive, suffer or incur arising out of or resulting from (a) any liability of Seller assumed by Purchaser in accordance with Section 2.2 hereunder, including the Assumed Liabilities, (b) any actions taken or omitted to be taken by Purchaser from or after the Transfer Date and relating to the Branches, Assets, Assumed Liabilities, Branch Employees, Branch Related Employees, and any suits or proceedings commenced in connection therewith (other than proceedings to prevent or limit the consummation of the transactions contemplated in this Agreement), and (c) the breach of any material representation, warranty or covenant made by Purchaser in this Agreement.

     Section 13.3. Indemnification Procedure. If a party entitled to indemnification hereunder ("Indemnified Party") is aware that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XIII (whether or not the amount of the claim is then quantifiable), such Indemnified Party shall promptly give written notice thereof to the other party ("Indemnitor"), and the Indemnified party will thereafter keep the Indemnitor reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent, if any, that the Indemnitor's rights shall have been prejudiced or the Indemnitor's liability shall have been increased thereby. In case any such action, suit or proceeding is brought against an Indemnified Party, the Indemnitor shall be entitled to participate in (and, in its discretion, to assume) the defense thereof with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnified Party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the Indemnitor if, in the good faith judgment of the Indemnified Party's counsel, representation by the Indemnitor's counsel may present a conflict of interest or there may be defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnitor. The Indemnitor will not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity unless such settlement includes as an unconditional term thereof the giving by the claimant or plaintiff of a release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party and its counsel, from all liability with respect to such claim, action, suit or proceeding. If the Indemnitor assumes the defense of any claim, action, suit or proceeding as provided in this Section 13.3, the Indemnified Party shall be permitted to join in the defense thereof with counsel of its own selection and at its own expense. If the Indemnitor shall not assume the defense of any claim, action, suit or proceeding, the Indemnified Party may defend against such claim, action, suit or proceeding in such manner as it may deem appropriate, provided that an Indemnified Party shall not settle any claim, action, suit or proceeding which would give rise to the Indemnitor's liability under its indemnity without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld,

     Section 13.4. Nonsolicitation. Notwithstanding anything to the contrary contained herein, if Seller shall breach its covenants set forth in Section 10.4 and obtain a relationship for Competitive Businesses from a Branch Customer through a solicitation which is prohibited by Section 10.4, Purchaser's sole remedy with respect thereto shall be to notify Seller in writing thereof on or before the first anniversary of the Transfer Date, in which event Seller shall, to the extent practicable, transfer any deposit or loan account relating to such relationship to Purchaser for a purchase price equivalent to what would have been paid for such account if it had been included in the Deposit Liabilities or the Loans on the Transfer Date.

     Section 13.5. Survival. All indemnities contained in or made pursuant to this Agreement shall survive the Closing for a period of one (1) year after the Transfer Date, except as to any claim for which written notice shall have been given prior to such date.

     Section 13.6. Limitations on Liability. Notwithstanding anything to the contrary contained in this Article XIII, no party shall be entitled to indemnification pursuant to Sections 13.1 or 13.2 until its aggregate Damages shall exceed $75,000 at which time such party shall be entitled to indemnification for the full amount of its Damages to the extent that such Damages exceed such amount. As provided in Section 16.10, in no event shall any party be indemnified for any incidental, consequential, special, exemplary or punitive damages.

     Section 13.7. General. (a) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Party with regard to the applicable claims. The amount which any Indemnitor is or may be required to pay to any Indemnified Party pursuant to this Article XIII shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered (net of any direct relevant collection costs) by or on behalf of such Indemnified Party in reduction of the related Damages. If an Indemnified Party shall have received the payment required by this Agreement from the Indemnitor in respect of Damages and shall subsequently receive insurance proceeds or other amounts in respect of such Damages, then such Indemnified Party shall promptly repay to the Indemnitor a sum equal to the amount of such insurance proceeds or other amounts actually received (net of any direct relevant collection costs).

     (b) In addition to the requirements of paragraph (a) above, each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

     (c) Subject to the rights of existing insurers of an Indemnified Party, an Indemnitor shall be subrogated to any right of action which the Indemnified Party may have against any other Person with respect to any matter giving rise to a claim for indemnification from such Indemnitor hereunder.

     (d) Except for the parties' rights to specific performance and injunctive relief as described in Sections 16.16 and 13.4, the indemnification provided in this Article XIII shall be the exclusive post-Transfer Date remedy available to any Indemnified Party with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser to Seller in this Agreement.

     (e) Notwithstanding anything contained in any provision of this Agreement to the contrary, each party hereto understands and agrees that neither party hereto is making any representation or warranty whatsoever, express or implied, other than the representations and warranties expressly made by such party herein.

                                   ARTICLE XIV

                              TRANSITIONAL MATTERS

     Section 14.1. Further Assurances. From and after the Transfer Date:

           (a) Except as specifically provided otherwise herein, Seller shall assist Purchaser in the orderly transition of the operations of the

      Branches and shall give such further assurances and execute, acknowledge and deliver all such instruments as may be necessary and appropriate to effectively vest in Purchaser title in the Assets in the manner contemplated hereby; provided that Seller need not incur any costs or expenses in connection with its agreements in this Section 14.1 unless such costs or expenses are paid by Purchaser; and

           (b) Except as specifically provided otherwise herein, Purchaser shall give such further assurances to Seller and shall execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action as may be necessary and appropriate to effectively relieve and discharge Seller from any obligations remaining with respect to the Deposit Liabilities or other Assumed Liabilities; provided that Purchaser need not incur any costs or expenses in connection with its agreements in this Section unless such costs or expenses are paid by Seller.

     Section 14.2. Access to and Retention of Books and Records. On the Transfer Date, to the extent practicable, Purchaser shall receive possession of, and all right, title and interest in, all books and records relating to the Loans, the Advance Accounts, the Deposit Liabilities, the Assets, the Assumed Liabilities, and the operation of the Branches and located at the Branches which are in the possession of Seller; provided that for a period of at least six (6) years from the Transfer Date, each party shall have reasonable access to any such books and records in the possession of the other party and the books and records of the Branches, and the requesting party, at its own expense, may make copies and extracts when such copies and extracts are required by regulatory authorities, for litigation purposes, accounting purposes or as otherwise appropriate; provided further that in the event that as of the end of such period, any tax year of the Seller is under examination by any taxing authority, such books and records shall be maintained by Purchaser until a final determination of the tax liability of Seller for that year has been made. If such copies or extracts require use of a party's equipment or facilities, the user shall reimburse the other party for all costs incurred, including without limitation, employee expenses. Notwithstanding the foregoing, except as expressly set forth in this
Section 14.2, neither party shall have any obligation to retain records beyond any statutorily required or commonly acceptable time limit. Purchaser agrees to maintain records with respect to the Branches for the applicable periods set forth above. Notwithstanding anything to the contrary contained herein (i) the obligations of the parties hereto under this Section 14.2 shall be subject to all applicable laws relating to the confidentiality of bank records and (ii) Seller shall have no obligation to provide proprietary information that is unrelated to the processing or resolution of disputes or bona-fide inquiries relating to Branch Customers.

     Section 14.3. Deposit Histories. In case of any dispute with or inquiry by any Branch Customer whose Deposit Liability account is subject to this Agreement, which dispute or inquiry relates to the servicing of such account by Seller or BayBank prior to the date for which a deposit history has been provided to Purchaser, Seller will provide Purchaser, where available and to the extent reasonably requested by Purchaser and not already provided to Purchaser, information regarding the Deposit Liability account and copies of pertinent documents or instruments with respect to such dispute or inquiry so as to permit Purchaser to respond to the Deposit Liability account holder within a period of time and in a manner which would comply with standard banking practices and customs.

     Section 14.4. Appraisal of Real Property.

           (a) As contemplated by Sections 2.1(c) and 12.1(d), prior to the Closing either party may designate by written notice to the other an independent certified appraiser or appraisers to determine the fair market value of the Real Property or its fair rental value as of the Transfer Date using appraisers having at least ten (10) years experience in appraising commercial properties similar to the properties being appraised.

           (b) Unless such other party shall object in writing within ten (10) days of receipt of such designation, such appraiser or appraisers shall conduct appraisals of the fair market or rental value of the Real Property and deliver two copies of reports thereof to each of Seller and Purchaser.

           (c) In the event the other party shall so object to the first party's designation, the other party's written objection shall designate an independent certified appraiser or appraisers acceptable to it, having at least ten (10) years experience in appraising commercial properties similar to the properties being appraised, which shall conduct such appraisals and deliver such copies of reports thereof unless the first party shall object in writing to the appraiser or appraisers designated by the other party within ten (10) days of such objection.

           (d) In the event the first party shall so object to the other party's designation, the appraisers designated by Seller and the Purchaser shall mutually designate an independent certified appraiser to conduct such appraisals and deliver such copies of reports thereof.

           (e) The fair market or rental value of the Real Property (the "Appraised Value") as determined by the appraiser or appraisers designated pursuant to (a), (c) or (d) above shall be final and binding upon the parties hereto. Notwithstanding the foregoing, except as expressly contemplated by Sections 2.1(c) and 12.1(d), Appraised Value shall have no bearing whatsoever on the Real Property Purchase Price.

           (f) The party initiating the appraisal shall pay the cost of retaining the appraiser or appraisers which determines the Appraised Value in accordance with this Section 14.4.

     Section 14.5. Data Processing and Transfer Services. (a) Seller and Purchaser shall diligently pursue discussions regarding conversion issues among their operations and systems personnel, Seller's present check vendors and the check vendors designated by Purchaser, and Seller at its expense shall provide data conforming to industry standards regarding the Deposits, Loans and Advance Accounts to Purchaser, including a list of all account numbers, account parties and addresses of such parties, on computer readable magnetic tape with associated tape file layouts presented on magnetic media and in such other form or forms as may be mutually agreed to by Seller and Purchaser, to enable the Purchaser to convert such data onto Purchaser's data processing systems by the Transfer Date. Seller agrees to use all reasonable efforts to deliver to the Purchaser the tape described in the foregoing sentence on the following three
(3) occasions: (i) as soon as practicable but in any event within thirty (30) calendar days after the Final Approval Date, (ii) within five (5) Business Days after request therefor given by the Purchaser approximately thirty (30) days prior to the Closing, and (iii) within twenty-four (24) hours after the close of business on the day of the Closing. Purchaser hereby acknowledges that each such tape provided prior to the Closing shall be based upon the best information available to the Seller at the time of the preparation thereof and may not reflect all of the information necessary for the conversion onto the system of Purchaser of the Deposits or Loans to be transferred to Purchaser pursuant hereto. In addition, Seller agrees to use all reasonable efforts to deliver to the Purchaser a tape in the form described above, but containing artificial data, as soon as practicable but in any event within thirty (30) calendar days after the date hereof.

               (b) Notwithstanding the foregoing, neither the Seller nor BayBank shall be required to reformat, recode or otherwise alter its data files or repeat delivery of its data files, unless arrangements satisfactory to the Seller are made for the Purchaser's payment of the cost of such incremental actions, nor shall the Seller be required to provide information to any third party unless such Person shall have executed a confidentiality agreement in form and substance acceptable to the Seller.

               (c) All data and other information provided to the Purchaser or any other Person pursuant to this section shall remain the Seller's or BayBank's sole and exclusive property until the Transfer Date for the Assets or the Assumed Liabilities to which such information relates and shall be subject to the confidentiality provisions of this Agreement and the Confidentiality Agreements.

               (d) Beginning not earlier than seven (7) calendar days before the Closing, the Purchaser shall be entitled to make reasonably necessary entry onto the Branch premises at mutually agreed times during normal business hours, without disruption of Branch operation, for the purpose of installing telephone and/or data lines necessary for the operation of the Branches or automated teller machines from and after the Transfer Date.

               (e) The Purchaser agrees and acknowledges that, except as expressly stated above, it shall be solely responsible for, and shall indemnify and hold harmless the Seller for, all costs and expenses, including without limitation overtime payable to Seller's employees, relating to the conversion process.

     Section 14.6. Commercial Loan Matters. In the event that during the period beginning on the Transfer Date and ending six months thereafter, any Commercial Loans purchased by the Purchaser hereunder are repaid or prepaid in whole or in part (other than at the scheduled maturity thereof) with proceeds of a Commercial Loan made by Seller, then, upon the request of Purchaser, Seller will assign to Purchaser, at no additional cost to Purchaser, a one-year participation in one or more Commercial Loans held by Seller in an aggregate principal amount approximately equal to the principal amount so repaid or prepaid and bearing interest at a rate approximately the same as the interest rate on, and having a maturity approximately the same as the maturity on, the Commercial Loan so repaid or prepaid.

                                   ARTICLE XV

                        POST-CLOSING PROCESSING OF ITEMS

     Section 15.1. Mutual Cooperation. In order to accomplish a smooth transition between the Seller and the Purchaser relative to the processing of debits and credits to the Deposit accounts transferred to and assumed by the Purchaser under this Agreement (referred to for purposes of this Section 15 as the "Transferred Accounts") following the Transfer Date, each of the Seller and the Purchaser agrees to cooperate in good faith in the post-transfer processing of checks, drafts, deposit tickets for deposits made prior to the Transfer Date, withdrawal orders and other items pertaining to Transferred Accounts (collectively, the "Items") and payments of principal and interest received by Seller after the Transfer Date with respect to the Loans, and agrees to the terms of this Section 15. The parties intend that the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, applicable federal regulations and usual banking practices shall govern the processing of Items during the Post-Transfer Processing Period, except as otherwise agreed below. This Section 15 and the other provisions of this Agreement constitute an agreement between the Seller and the Purchaser only, and no third party shall be, or shall be deemed to be, entitled to rely on, or to receive any direct or indirect benefit from, any of the provisions hereof.

      Section 15.2.  Covenants of Purchaser.

      (a) No later than seven (7) calendar days prior to the Closing, the Purchaser shall distribute at its sole expense in the Purchaser's usual fashion to customers of the Seller whose Deposit accounts are expected to be assumed by the Purchaser having checking, money market deposit and/or NOW or SuperNOW accounts at the Branches, an initial supply of new basic checks, deposit tickets or other similar instruments and ATM cards, which shall be appropriately encoded with the Purchaser's routing numbers and with accurate account numbers for use by such customers following the Transfer Date. The Purchaser shall notify such customers that (i) following the Transfer Date customers of the Branch are to use the new checks issued by the Purchaser and are not to use any remaining checks, deposit tickets or other Items or any ATM cards previously issued by the Seller which may be in the possession of such customers and (ii) upon the expiration of a period of ninety (90) calendar days from and after the Transfer Date (the "Post-Transfer Processing Period"), any Items which are drawn on the Seller shall not thereafter be honored by the Seller. Such notice shall be given by delivering written instructions to such effect to such customers prior to the

Transfer Date and by posting signs in the Branches beginning 30 days prior to the Transfer Date and during the Post-Transfer Processing Period. The form of such notice shall be subject to the prior written approval of the Seller in accordance with the procedures set forth in Section 12.4 hereof. In the event that the Seller shall so request at any time(s) during the Post-Transfer Processing Period, the Purchaser shall use all reasonable efforts to notify particular customers to stop using the Seller's checks and to stop attempting to make deposits into the Transferred Accounts. The Purchaser agrees to be in a position to process the Transferred Accounts on its system on the Transfer Date. Subject to the terms of Section 16.2, Purchaser and Seller will mutually determine any documents, instruments and/or notices to be given to other holders of Deposit accounts to be assumed by Purchaser.

           (b) During the Post-Transfer Processing Period, the Purchaser shall maintain a demand deposit account at the Seller ("Purchaser's DDA") and hereby authorizes the Seller to debit and credit the Purchaser's DDA as provided below in this Section 15. The Purchaser and the Seller shall identify to the other and make available on a daily basis individuals to serve as liaisons between the Purchaser and the Seller in order to resolve any settlement or other reconciliation issues relating to the Transferred Accounts.

     Section 15.3. Delivery of Items. During the Post-Transfer Processing Period, the Seller shall make all Items received by it available to the Purchaser at the Seller's data processing center at 2 Morrissey Boulevard, Dorchester, Massachusetts, or at BayBank's data processing center at One BayBank Technology Place, Waltham, Massachusetts on or before 2:00 p.m. on the Business Day following receipt thereof by the Seller. If on account of a delay by the Seller in making an Item available to the Purchaser for pickup by the deadline specified herein, the Purchaser is unable to meet applicable deadlines for dishonoring such Item, then upon the Purchaser's request the Seller shall promptly credit to the Purchaser's DDA an amount equal to the amount of such Item, subject to prompt reversal if the Purchaser is able to return such Item notwithstanding the Purchaser's failure to meet such deadlines. At Seller's request, Purchaser will assign to the Seller all of Purchaser's rights in any such Items that are not so reversed.

     Section 15.4. Post-Closing Items Drawn on Seller. During the Post-Transfer Processing Period, the Seller shall: (a) accept for forwarding to the Purchaser all Items which are presented to the Seller for payment in any manner including without limitation through the Seller's Federal Reserve cash letters or correspondent bank cash letters or deposited by the Seller's customers, correspondent banks or others but excluding ATM withdrawals, deposits and transfers unless initiated with an ATM card issued by Purchaser; (b) outsort all such Items and deliver them to the Purchaser as provided in Section 15.3 above;
(c) notify the Purchaser by telephone by noon of the Business Day following the Seller's receipt of any Item in excess of $10,000 that the Seller has received such Item, whereupon the Purchaser will direct the Seller to either return, pay or deliver over (in accordance with Section 15.3 above) such Item and the Seller shall promptly comply with such direction; and (d) debit the Purchaser's DDA for the amount of any Items that the Seller has paid unless the Purchaser has directed the Seller to return such Item.

     Section 15.5. Items Drawn on Seller and Returned by Purchaser. The Purchaser will promptly process all Items received from the Seller and will honor all Items properly drawn on the Transferred Accounts. In the event that the Purchaser shall return an Item, the Purchaser shall prepare and process their returns in the Purchaser's normal fashion. In the event that such Item is recharged to the Seller for any reason (except as a result of the negligence of the Seller), the Seller may then debit the Purchaser's DDA for the amount of such Item recharged to the Seller. Any other Item recharged to the Seller shall be handled in the manner provided by Sections 15.3 and 15.4 hereof.

     Section 15.6. Deposits Inadvertently Received by Seller. The Seller shall be under no obligation to accept after the Transfer Date any deposits for the Transferred Accounts. In the event that the Seller accepts any deposits for the Transferred Accounts after the Transfer Date, the Seller will credit promptly the Purchaser's DDA for the amount of any such deposits and will deliver deposit tickets for such deposits to the Purchaser in the manner and at such time as is set forth in Section 15.3 above. The Seller will credit the Purchaser's DDA for any electronic credits to the Transferred Accounts which the Seller may receive during the Post-Transfer Processing Period and will notify the Purchaser promptly of such credits. The Purchaser agrees to credit promptly customers in the amount of such deposits and electronic credits and to process any such Items so deposited and transferred to the Purchaser for collection. Promptly following the Transfer Date, the Purchaser shall notify originators of electronic credits of the new account numbers of the Purchaser for the Transferred Accounts.

     Section 15.7. Checks Cashed by Seller. From and after the Transfer Date, the Seller shall establish reasonable policies and controls to inform its tellers not to honor in-person requests at tellers' windows to cash checks drawn on the Transferred Accounts or otherwise withdraw funds from Transferred

Accounts nor to accept or honor attempted ATM or electronic transactions with respect to Transferred Accounts except for transactions using access devices provided by Purchaser. The Seller shall be under no obligation to honor or cash Items drawn on a Transferred Account presented at tellers' windows after the Transfer Date. However, in the event that after the Transfer Date the Seller shall inadvertently cash, at one of the Seller's branches, or shall otherwise give credit for any Item drawn on a Transferred Account, the Seller may debit the Purchaser's DDA in the amount of such Item and shall thereafter make available such Item for pickup by the Purchaser in the manner and at the time provided in Section 15.3 above. Should the Purchaser determine that such Item is not properly payable and subsequently dishonor such Item, the Purchaser shall give prompt written notice thereof to the Seller and the Seller shall promptly credit the Purchaser's DDA for the amount of such Item whereupon the Purchaser shall take reasonable steps to cooperate with the Seller to mitigate any loss to the Seller resulting from the foregoing. The Seller shall be entitled to present Items to the Purchaser any number of times in accordance with the Seller's usual banking practices for returned Items. In the event that the Item is subsequently paid by the Purchaser, the Seller shall debit the Purchaser's DDA for the amount of such Item.

     Section 15.8. Adjustments for Accounts with Negative Balances. If the balance(s) of any of the Deposits were negative on the Transfer Date and are also negative on the close of business on the date which is thirty (30) days after the Transfer Date, then at Purchaser's request within 5 days after the end of such thirty (30) day period, Seller shall pay to the Purchaser in cash an amount equal to Purchaser's total cost for such account(s) (net of any credits against the negative Deposits after the Transfer Date) plus interest on the average negative balance in such account(s) from and including the Transfer Date calculated at the Federal Funds Rate, and Seller shall acquire all of Purchaser's rights with respect to such negative Deposit balance. For purposes of this Section 15.8, Purchaser's total cost for an account shall be the amount the Purchaser paid for such account pursuant to Section 3.1(b).

                                   ARTICLE XVI

                                  MISCELLANEOUS

     Section 16.1. Expenses. Except as otherwise provided herein, Seller and Purchaser shall each pay all of their own out-of-pocket expenses in connection with this Agreement, including appraisals, accounting and legal fees, if any, whether or not the transactions contemplated by this Agreement are consummated.

Purchaser shall pay all recording, filing or other fees, cost and expenses (including fees, costs and expenses for (a) preparation of title certificates or searches, surveys, inspections, environmental audits or other investigations,
(b) filing of any forms (including without limitation tax forms) with governmental instrumentalities in connection with the transfer of the Real Property or Personalty, and (c) recording instruments or documents evidencing any transfers of interests in real property) applicable to or arising in connection with the transfer, assignment or assumption of the Loans, the Real Property, the Branch Leases or the Personalty, including, without limitation, any real property transfer stamps or taxes imposed on any transfers of interests in real property.

     Section  16.2.   Communications;   Notices;   etc.  Subject  to  regulatory
restrictions:

           (a) Seller and Purchaser agree that promptly following the execution of this Agreement, meetings, joint or several, of Seller, BayBank and Purchaser as the parties and BayBank may agree, shall be held at the Branches or at such other location as Purchaser, BayBank and Seller shall mutually agree, to announce Purchaser's proposed acquisition of the Branches to the Branch Employees. Except as otherwise set forth in this
      Section 16.2, Seller, BayBank and Purchaser shall mutually agree as to the scope and content of all initial communications to the Branch Employees. Thereafter, Purchaser shall be permitted to meet with the Branch Employees working at the Branches on the date of this Agreement, at times mutually convenient to Purchaser, BayBank and Seller to discuss employment opportunities with Purchaser. Seller and BayBank may temporarily transfer employees from other branches to the Branches, but except as otherwise allowed by the definition of Branch Employee, none of such employees shall be treated as Branch Employees. From and after the Final Approval Date, Purchaser shall be permitted to conduct training sessions during normal business hours or at other times with the Branch Employees; provided that Purchaser will use reasonable efforts to schedule such training sessions in a manner which does not unreasonably interfere with Seller's or BayBank's normal business operations. Purchaser shall reimburse the Branch Employees for transportation costs to and from the location where Purchaser shall train such employees and compensate the Branch Employees at their respective applicable standard or overtime rates for the time spent in such training.

           (b) After the Final Approval Date and prior to the Transfer Date, on a date certain which is mutually agreeable to the parties, Seller, BayBank and Purchaser shall each send statements (or, in the event the parties and BayBank shall mutually agree, the parties and BayBank shall send a joint statement) to the Branch Customers announcing the transactions contemplated hereby. Upon or after the mailing of the statements described in the immediately preceding sentence, Purchaser agrees to provide all Branch Customers having Loan relationships with written notice of Purchaser's intent to purchase the Loans. No later than seven (7) calendar days prior to the Closing, Seller shall notify in writing all such Branch Customers having such loan relationships that from and after the Transfer Date, such Branch Customers are to make principal and interest payments on the Loans to the Purchaser in the manner stipulated by the Purchaser.

           (c) Seller and BayBank, and after the Final Approval Date, Purchaser shall, in each case, at its own expense, be entitled to communicate with, and deliver information, notices, brochures and bulletins to Branch Employees, Branch Related Employees, Branch Customers and members of the communities in which the Branches are located, and to make press releases or public announcements or other communications concerning the transactions contemplated by this Agreement, and Seller shall assist Purchaser by providing mailing lists of such Branch Employees, Branch Related Employees and Branch Customers, or by itself mailing such materials or communications to such Persons, in each case upon Purchaser's request and at Purchaser's expense.

           (d) Prior to the Final Approval Date, except as otherwise expressly set forth in this Section 16.2, Purchaser (i) shall not contact or communicate with any Branch Customer without the prior written consent of Seller; and (ii) shall not communicate with a Branch Employee without the prior written consent of Seller which will not be unreasonably withheld.

           (e) Purchaser and Seller shall each furnish to the other copies of the text of all notices, advertisements, information or communications, written or oral, proposed to be sent or transmitted by the furnishing party to Branch Employees, Branch Related Employees, Branch Customers or the public generally regarding the proposed or actual transfer of Deposit Liabilities, Advance Accounts, the other Assets or Assumed Liabilities and/or the purchase and sale of the Branches (including any public notices required to be given by law or regulation in connection with such transactions or applications for approval thereof), and the furnishing party shall not send or transmit such notices, advertisements, information or communications or otherwise make them public unless and until the prior consent of the other party shall have been received (such consent not to be unreasonably withheld or delayed); provided, however, that nothing in this Section 16.2 shall (i) prohibit any party from making any press release or announcement which its legal counsel reasonably deems necessary under law, if it makes a good faith effort to obtain the other party's consent to the text of the press release or announcement before making it public, or (ii) require Seller to furnish to Purchaser or obtain Purchaser's consent for any communication (A) made in an ad hoc fashion that is responsive to issues or questions of any Branch Employees, Branch Related Employees or Branch Customers or (B) that makes factual statements about the transactions contemplated hereby and does not disparage Purchaser.

           (f) Seller and Purchaser shall each deliver to the other copies of all proposed filings with bank regulatory and other governmental authorities, shall use their respective reasonable efforts to accommodate any suggestions or recommendations made by the other with respect thereto and shall deliver to the other, as soon as practicable, all final applications to bank regulatory and other governmental authorities.

     Section 16.3. Trade Names and Trademarks. Purchaser shall not acquire hereunder any right or license to the use of any trade name, trademark or service mark, if any, of Bank of Boston Corporation, The First National Bank of Boston, BayBanks or any of their respective Affiliates (including without limitation the name BayBank of Boston, N.A., Bank of Boston, BayBank or any derivation of any thereof).

     Section 16.4. Termination: Extension of Closing Date. Except as otherwise expressly set forth herein, this Agreement shall terminate and shall be of no further force or effect as between the parties hereto, except as to liability for actual direct damages suffered or incurred by either party due to a willful breach by the other party of any material representation or warranty occurring or arising prior to the date of termination, upon the occurrence of any of the following:

           (a)  Upon mutual agreement of the parties;

           (b) Immediately upon receipt by Purchaser or Seller of notice from any regulatory authority that Purchaser or Seller, as the case may be, has been denied any Regulatory Approval by Final order;

           (c) Upon written notice by either party to the other, if the Closing has not occurred within six (6) months after the closing of the Merger;

           (d) by either party if there has been a material misrepresentation or breach by the other party in its representations, warranties and covenants set forth herein;

           (e) by Purchaser or the Seller if any of the conditions to closing set forth in Articles VI and VII hereof have not been satisfied and is not likely to be satisfied at or prior to the Closing, other than a closing condition that is reasonably within the electing party's control; or

           (f)  Upon  written   notice  of  Seller   following
      termination of the Merger Agreement.

      In any event, upon the termination of this Agreement, each party will return all work papers, documents, financial statements and other data furnished to it by or with respect to the other party, including any copies thereof made by the returning party.

     Section 16.5.  Brokers-Finders.

           (a) Purchaser hereby represents and warrants to Seller that it has not employed or agreed to retain any broker of finder in connection with the transactions contemplated by this Agreement, and Purchaser agrees to indemnify Seller against any claim arising out of any such employment of or agreement to retain any such broker or finder by Purchaser.

           (b) Seller hereby represents and warrants to Purchaser that it has not employed or agreed to retain any broker or finder in connection with the transactions contemplated by this Agreement, and Seller agrees to indemnify Purchaser against any claim arising out of any such employment of or agreement to retain any such broker or finder by Seller.

     Section 16.6. Modification and Waiver. No modification of any provision of this Agreement shall be binding unless in writing and executed by the party sought to be bound thereby. Performance of or compliance with any covenant given herein or satisfaction of any condition to the obligations of either party hereunder may be waived by the party to whom such covenant is given or whom such condition is intended to benefit, except to the extent any such condition is required by law; provided, that any such waiver must be in writing.

     Section 16.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party hereto shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     Section 16.8.  Confidentiality.

           (a) From and after execution hereof, the parties hereto shall keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and confidential proprietary information obtained by a party from the other party in connection with the transactions contemplated hereby (collectively, the "Confidential Information") (except
      (i) to the extent that the Agreement and such negotiation must be disclosed to obtain the Regulatory Approvals or any required regulatory approval or consent relating to the Merger and the transactions relating thereto, (ii) for disclosures made in accordance with the terms and conditions of this Agreement, (iii) to the extent required by applicable law, (iv) as previously made public by either party, or (v) as otherwise provided in the Confidentiality Agreements).

           (b) Neither Purchaser nor Seller shall use the Confidential Information obtained by it to compete with the other party, and neither party shall use the Confidential Information otherwise than in connection with this Agreement or as contemplated hereby.

           (c) This Section 16.8 shall survive the termination or consummation of this Agreement.

           (d) In the event of termination of this Agreement, Purchaser shall not use any Confidential Information obtained by it from Seller to solicit accounts or other business from customers of the Branches or the Seller, BayBank or any of their Affiliates and each party shall return or destroy all Confidential Information in accordance with the Confidentiality Agreements.

     Section 16.9. Entire Agreement; Governing Law. This Agreement, together with the exhibits and schedules attached hereto and made a part hereof, contains the entire agreement between the parties hereto with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof; provided that the terms of the Confidentiality Agreements, to the extent not inconsistent with the terms hereof, shall continue to apply. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without reference to conflicts or choice of law provisions).

     Section 16.10. Waiver of Certain Damages. EACH OF THE PARTIES HERETO TO THE FULLEST EXTENT PERMITTED BY LAW IRREVOCABLY WAIVES ANY RIGHTS THAT THEY MAY HAVE TO PUNITIVE, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.

     Section 16.11. Consent to Jurisdiction: Waiver of Jury Trial. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MASSACHUSETTS, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS. FOR THE PURPOSE OF ANY SUIT ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY'S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY, AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.

     EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY HERETO, NOR ANY ASSIGNEE OR SUCCESSOR OF A PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A

JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND SUCH PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     Section 16.12. Severability. In the event that any provision of this Agreement shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby, and this Agreement shall otherwise remain in full force and effect.

     Section 16.13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto.

     Section 16.14. Notices. All notices, consents, requests, instructions, approvals, waivers, stipulations and other communications provided for herein to be given by one party hereto to the other party shall be deemed validly given, made or served, if in writing and delivered personally or sent by certified mail, return receipt requested, nationally recognized overnight delivery service, or facsimile transmission, if to Seller addressed to:

           The First National Bank of Boston
           100 Federal Street
           Boston, Massachusetts  02110
           Attention:Peter J. Manning

           Facsimile number:  (617) 434-7825
with copies to:

           The First National Bank of Boston
           100 Federal Street
           Boston, Massachusetts  02110
           Attention:Gary A. Spiess, Esq.

           Facsimile number:  (617) 434-7825
and to:

           Bingham, Dana & Gould LLP
           150 Federal Street
           Boston, Massachusetts  02110
           Attention:Norman J. Shachoy, Esq.
                          and
                     Neal J. Curtin, Esq.

           Facsimile number:  (617) 951-8736

and if to Purchaser addressed to:

           USTrust
           40 Court Street
           Boston, Massachusetts  02108
           Attention:Neal F. Finnegan

           Facsimile number:  (617) 726-7320

with copies to:

           USTrust
           40 Court Street
           Boston, Massachusetts 02108
           Attention:  Eric R. Fischer, Esq.

           Facsimile number:  (617) 726-7320
and to:
           Goodwin, Procter & Hoar LLP
           53 Exchange Place
           Boston, Massachusetts  02109
           Attention:William P. Mayer, Esq.
                          and
                     Margaret  B.Crockett, Esq.
           Facsimile number:  (617) 523-1231

Notice by certified mail shall be deemed to be received three (3) business days after mailing of the same. Either party may change the persons or addresses to whom or to which notices may be sent by written notice to the other.

     Section 16.15. Interpretation. Any reference herein to a Section, Exhibit or Schedule shall be deemed a reference to a Section of, or Exhibit or Schedule to, this Agreement. The Section and Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 16.16. Specific Performance. The parties hereto acknowledge that monetary damages could not adequately compensate either party hereto in the event of a breach of this Agreement by the other, that the non-breaching party would suffer irreparable harm in the event of such breach and that the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof.

     Section 16.17. Survival. Except as otherwise provided in Sections 2.2, 2.3, 2.4, 3.3, 3.4, 3.5, 3.6, 4.1, 4.2, 5.1, 8.6, 8.7, 8.9, 8.10, 8.12, 10.4, 10.6,
11.2, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 12.1, 13, 14, 15 and 16 or in
any instrument or document furnished in connection herewith, no representations, warranties or covenants made by the parties herein or therein shall survive the Transfer Date. The representations and warranties contained in Sections 8.6, 8.7, 8.9, 8.10 and 8.12 hereof shall survive only until the first anniversary of the Transfer Date, and, in each case, thereafter no party shall claim any Damages for any breach of any thereof.

     Section 16.18. Third Party Beneficiaries. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. No future or present employee or customer of either of the parties nor their affiliates, successors or assigns or other Person shall be treated as a third party beneficiary in or under this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their duly authorized representatives, as of the day and year first above written.


                               THE  FIRST   NATIONAL  BANK  OF
                               BOSTON



                               By: /s/ Peter J. Manning
                                 Title: Executive Director
                                        Merger and Acquisitions

                               USTRUST



                               By: /s/ Neal F. Finnegan
                                 Title: President and Chief
                                        Executive Officer



The undersigned hereby joins this
Agreement for the sole purpose of
agreeing to cause the Assets and
the Assumed Liabilities to be
transferred to Purchaser in
accordance with the terms and
provisions of this Agreement.


BANK OF BOSTON CORPORATION



By:/s/ Peter J. Manning
   Title: Executive Director
          Mergers and Acquisitions